Exhibit 2.1

DATED 6 OCTOBER 2011

BUSINESS TRANSFER AGREEMENT

BY AND AMONG

KILITCH DRUGS (INDIA) LIMITED

AND

AKORN INDIA PRIVATE LIMITED

AND

PROMOTERS LISTED IN SCHEDULE 1

AND

AKORN, INC.

Khaitan & Co
Advocates, Solicitors, Notaries, Patent & Trademark Attorneys
One Indiabulls Centre, 13th Floor
841 Senapati Bapat Marg
Elphinstone Road
Mumbai 400 013, India
T: +91 22 6636 5000
F: +91 22 6636 5050
Ref: ANM/2011

Business Transfer Agreement

TABLE OF CONTENTS

1 DEFINITIONS AND INTERPRETATION	2
2 AGREEMENT TO SELL AND PURCHASE TRANSFERRED UNDERTAKINGS	12
3 PURCHASE PRICE	15
4 EMPLOYEES AND EMPLOYEE BENEFIT FUNDS	20
5 CONDITIONS PRECEDENT	21
6 PRE-CLOSING COVENANTS	24
7 CLOSING	29
8 CONDITION SUBSEQUENT	32
9 POST COMPLETION COVENANTS	33
10 REPRESENTATIONS AND WARRANTIES OF SELLER	39
11 REPRESENTATIONS AND WARRANTIES OF PURCHASER	61
11A PURCHASER PARENT ACKNOWLEDGMENT	62
12 INDEMNITY BY THE PURCHASER	62
13 INDEMNITY BY THE SELLER	63
14 TERMINATION	68
15 CONFIDENTIALITY	69
16 GOVERNING LAW AND ARBITRATION	70
17 MISCELLANEOUS	71

Business Transfer Agreement

This BUSINESS TRANSFER AGREEMENT (this “Agreement”) is made on this of October 2011:

BY AND AMONG:

KILITCH DRUGS (INDIA) LIMITED, a company incorporated under the Act and having its registered office at C-301/2, MIDC, TTC Industrial Area, Pawane Village, Thane 400 705 (hereinafter referred to as the “Seller”, which expression shall, unless repugnant to the context or meaning thereof, mean and include its successors and permitted assigns);

AND

Business Transfer Agreement

AKORN INDIA PRIVATE LIMITED, a company incorporated under the Act and having its registered office at 101-104, Banaji House, First Floor, Flora Fountain, Fort, Mumbai 400 001 (hereinafter referred to as the “Purchaser”, which expression shall, unless repugnant to the context or meaning thereof, mean and include its successors and permitted assigns);

AND

THE PERSONS LISTED OUT IN SCHEDULE 1, members of the promoter group of the Seller (hereinafter referred to as the “Promoters”, which expression shall, unless repugnant to the context or meaning thereof, mean and include his heirs, executors, administrators, successors and permitted assigns) signing as a confirming party;

AND

AKORN, INC., a company incorporated under the laws of the State of Louisiana, United States of America and having its registered office at 1925 W. Field Court, Suite 300, Lake Forest, Illinois 60045 (hereinafter referred to as the “Purchaser Parent”, which expression shall, unless repugnant to the context or meaning thereof, mean and include its successors and permitted assigns, which are expected to include a wholly-owned subsidiary incorporated in Mauritius);

WHEREAS:

A.	In addition to its other activities, the Seller is engaged in the Business (as hereinafter defined).

B.
The Seller desires to sell, assign, transfer, convey and deliver to the Purchaser and the Purchaser desires to purchase and acquire from the Seller, the Transferred Undertaking 1 (as hereinafter defined) and Transferred Undertaking 2 (as hereinafter defined), separately as going concerns on a slump sale basis (as defined in Section 2(42C) of the Tax Act), all upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of mutual agreements, covenants, representations and warranties set forth in this Agreement, and for other good and valuable consideration, the sufficiency of which is acknowledged by the Parties, the Parties hereby agree as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, (a) capitalized terms defined by inclusion in quotations and/or parenthesis have the meanings so ascribed; and (b) the following terms shall have the following meanings assigned to them herein below:

“Accounts Receivable” means all accounts, notes and other receivables, including any value added Taxes or similar Taxes levied on such accounts receivable, any unpaid interest accrued on any such accounts receivable and any security or collateral related thereto;

“Act” means the (Indian) Companies Act, 1956;

“Affiliate” in relation to any Party means in case of a natural Person, the Relative of such Person, and in case of a Person other than a natural Person, any Person, which, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under the Common Control of that Person;

Business Transfer Agreement

“Benchmark Net Working Capital” means INR 144,000,000 (Indian Rupees One hundred forty four million);

“Business” means the business of research, development, manufacturing marketing, importing and exporting of generic pharmaceutical formulation products carried out by Transferred Undertaking 1 and Transferred Undertaking 2, each separately as a going concern;

“Business Day” means any day other than a Saturday, Sunday or any day on which banks in Paonta Sahib and Mumbai in India and Illinois in the United States of America, are required or authorized to be closed;

“Cash Consideration” means the (i) Unit 1 Consideration, (ii) Unit 2 Consideration and (iii) Final Capex Expenditure or Audit Capex Expenditure (as may be applicable);

“Category Land 1” means land bearing Khasra No 5/1 (i.e. New Khasra No 200/5), Khasra No 5/2 (i.e. New Khasra No 201/5), Khasra No 5/3 (i.e. New Khasra No 202/5), Khasra No 5/4 (i.e. New Khasra No 203/5), Khasra No 5/5 (i.e. New Khasra No 204/5), Khasra No 5/6 (i.e. New Khasra No 205/5), Khasra No 5/7 (i.e. New Khasra No 206/5), Khasra No 5/8 (i.e. New Khasra No 207/5), Khasra No 5/9/2 (i.e. New Khasra No 209/5), Khasra No 5/11 (i.e. New Khasra No 212/5), Khasra No 6/1/2 (i.e. New Khasra No 216/6), Khasra No 120/7/1/2 (i.e. New Khasra No 231/120/7), Khasra No 120/7/3 (i.e. New Khasra No 233/120/7), Khasra No 5/12 (i.e. New Khasra No 213/5), Khasra No 8/1 (i.e. New Khasra No 8/1), Khasra No 9/1 (i.e. New Khasra No 220/9), Khasra No 9/2 (i.e. New Khasra No 201/9), Khasra No 9/4 (i.e. New Khasra No 223/9), Khasra No 9/5 (i.e. New Khasra No 224/9), Khasra No 8/2 (i.e. New Khasra No 8/2)

“Category Land 2” means land bearing Khasra No 129/7/4 (i.e. New Khasra No 234/120/7/2)

“Category Land 3” means land bearing Khasra No 9/3 (i.e. New Khasra No 222/9);

“Change of Control” means the acquisition of Control of the Seller, by a third party;

“Closing” means the closing of the purchase and sale of the Transferred Undertakings and the assignment and assumption of the Assumed Liabilities, each as contemplated by this Agreement;

“Closing Net Working Capital” shall have the meaning as ascribed to it in Schedule 2;

“Consent” means any license, permission, approval, clearance, permit, consent, authorization, waiver, grant, exemption or order;

“Contract” means any contract, agreement, lease, license, commitment, understanding, franchise, warranty, guarantee, mortgage, note, indenture, bond, debenture, letter of credit, option, pledge, security agreement, warrant, right or other instrument or consensual obligation, whether written or oral;

Business Transfer Agreement

“Controlling”, “Controlled by” or “Control”, with respect to any Person, means the ability to direct or change the management, decisions or decision making policies of such Person by, (i) the ownership of 50% (fifty percent) or more of the equity shares or other voting securities of such Person, as may be applicable; (ii) the power to nominate for appointment the majority of the directors, managers, partners or other individuals exercising decision making authority with respect to such Person; (iii) contract; or (iv) in any other manner whatsoever, directly or indirectly, including through one or more other entities; and the term “Common Control” shall be construed accordingly;

“Corporate Name” means the trademarks, trade names or corporate logos of Kilitch Drugs (India) Limited and any variants and derivatives of any of the foregoing, including any applicable domain names, in each case used prior to the Closing in connection with the Business;

“Debt-like Items” on Closing shall mean non trade third party obligations including (a) all third-party trade payables more than 180 days old; (b) Any non-trade payable with respect to inter-branch, related party or Promoters; (c) Provision for employee benefits such as those for gratuity and leave encashment as shall be determined by an independent third party actuarial expert; and (d) capital creditors on Closing for expenditure incurred until 31 March 2011 minus capital advances paid until 31 March 2011 which are also outstanding on Closing. For the avoidance of doubt, it is hereby clarified that, Debt – like Items shall not include any item that is included in computation of Net Working Capital.
“Effective Date” means the date of execution of this Agreement;

“EPCG Licenses” means list of licenses referred in Schedule 3;

“Employee Plan” means the plans set out in Annexure 7 of the Seller Disclosure Schedule;

“Encumbrance” means any charge, claim, mortgage, servitude, easement, right of way, adverse ownership claim, title defect, covenant, equitable interest, license, lease, sub-lease or other possessory interest, lien, Tax lien, option, pledge, security interest, preference, priority, right of first refusal, option, restriction, obligation or other encumbrance of any kind or nature whatsoever (whether absolute or contingent);

“Environmental Law” means any Law relating to the environment (including ambient air, surface water, ground water, land surface, and subsurface strata), natural resources, pollutants, contaminants, wastes or chemicals, including any Law pertaining to: (a) treatment, storage, disposal, generation and transportation of Hazardous Materials; (b) air, water, land and noise pollution; (c) groundwater, surface water, or soil contamination; (d) the release or threatened release into the environment of Hazardous Materials, including intentional or accidental emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (e) the manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of Hazardous Materials; (f) underground and aboveground tanks and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (g) public health and safety; (h) the registration, evaluation, authorization, or restriction of Hazardous Materials; or (i) the protection of wild life, plants, habitat, marine sanctuaries and wetlands, including all endangered and threatened species;

“Escrow Account” means the no-lien interest bearing escrow account to be opened by the Escrow Agent in terms of the Escrow Account;

Business Transfer Agreement

“Escrow Agent” means an agent mutually agreed between the Parties;

“Escrow Agreement” means the agreement to be entered into by and among the Seller, the Purchaser and the Escrow Agent prior to Closing in the form mutually agreed between the Parties;

“Escrow Amount” means an amount equal to the Cash Consideration;

“GAAP” means generally accepted accounting principles for financial reporting in India as in effect as of the Effective Date;

“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal); (d) multinational organization; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature;

“Governmental Authorization” means all filings and applications with any Governmental Authority, and all Consents, registrations, re-registrations, and declarations issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law;

“Hazardous Material” means any raw material, intermediate product, byproduct, pollutant, contaminant, chemical, solvent, waste or any other substance or material (whether solids, liquids or gases) that is infectious, carcinogenic, persistent, ignitable, corrosive, reactive, explosive, poisonous, toxic or otherwise hazardous or that is listed, defined, designated or classified, or otherwise regulated under any Environmental Law as a hazardous substance or any other material or substance that is or that may present a threat to human health or the environment;

“Indebtedness” of any Person means, without duplication: (a) all indebtedness of such Person, whether or not contingent, for borrowed money; (b) all obligations of such Person evidenced by credit agreements, notes, mortgages, bonds, letters of credit, debentures or other similar instruments or debt securities and warrants or other rights to acquire any such instruments or securities, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses (including capital lease obligations); and (c) all indebtedness of others referred to in clauses (a) and (b) hereof guaranteed, directly or indirectly, in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement, undertaking or arrangement by which such Person guarantees, endorses or otherwise becomes or is contingently liable to discharge the indebtedness referred to in clauses (a) and (b) of any other Person;

“India” means the Republic of India and shall include special economic zones, ports and airports within the geographical area of the Republic of India;

“Intellectual Property” means the Trademarks and the Licensed Trademarks;

“Judgment” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator;

Business Transfer Agreement

“Key Employees” means those employees listed in Schedule 4;

“Knowledge” means, with respect to the Seller, the information that any Key Employee is actually aware of following due and diligent investigations concerning the existence of a relevant fact or matter;

“Law” means any federal, national, regional, state, local, county, city, municipal, town, village, district, foreign or other constitution, law, statute, treaty, rule, regulation, ordinance, order, code, or any condition or term imposed pursuant to any Governmental Authorization;

“Lenders” means lenders identified in Schedule in 5 who hold an encumbrance on assets of the Transferred Undertakings;

“Liability” means liabilities, debts or other obligations of any kind or nature, whether known or unknown, absolute, accrued, contingent, liquidated, unliquidated or otherwise, due or to become due or otherwise, and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP;

“Licensed Trademarks” means all trademark set out in Part B of Schedule 6 which are to be licensed to the Purchaser on royalty free basis;

“Loss” means any direct loss, pecuniary awards, Proceeding, Judgment, damage, fine, penalty, expense (including reasonable attorneys’ or other professional fees and expenses and court costs), injury, Liability, Tax or other cost or expense but does not include any indirect, punitive, special, exemplary or consequential damages or losses;

“Long Stop Date” means 31 March 2012 or such other date as may be mutually agreed in writing between the Parties;

“Material Adverse Effect” means any event, change, circumstance, effect or other matter that has, or could reasonably be expected to have, either individually or in the aggregate with all other events, changes, circumstances, effects or other matters, with or without notice, lapse of time or both, a material adverse effect on: (a) the business, assets, Liabilities, properties, condition (financial or otherwise), operating results or operations or prospects of the Business taken as a whole; or (b) the ability of the Seller to perform its material obligations under this Agreement or to consummate timely the transactions contemplated by this Agreement; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been or will be a Material Adverse Effect; (i) any event, circumstance, change or other matter that generally affects Persons engaged in the business of developing, manufacturing, marketing or selling generic pharmaceutical products, except to the extent such event, circumstance, change or other matter has a materially disproportionate effect on the Business, taken as a whole, relative to other businesses engaged in the generic pharmaceutical business; (ii) any occurrence or condition arising out of the transactions contemplated by this Agreement or the public announcement thereof; and (iii) any act of the Seller undertaken at the written request or with the written consent of Buyer or as required to be performed under the terms of this Agreement;

“Mumbai Product Transfer Agreement” means the agreement as of even date between the Seller, Purchaser Parent and the Purchaser;

Business Transfer Agreement

“NBZ” means NBZ Pharma Limited;

“NBZ Product Transfer Agreement” means the agreement as of even date between NBZ, Purchaser Parent and the Purchaser;

“Non-Compete Agreement” means the agreement as of even date between the Promoters, Purchaser Parent and the Purchaser;

“No-Dues Certificate” means the certificate issued by the Lenders upon receipt of the Release Amount and confirming satisfaction and full release of Encumbrance created on the assets of the Transferred Undertakings;

“Occupational Safety and Health Law” means any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthy working conditions;

“Ordinary Course of Business” means the usual, regular and ordinary course of business of the Business, consistent with Seller’s past custom and practice, but only to the extent consistent with applicable Law;

“Other Businesses” means all businesses conducted as of the Effective Date by the Seller other than the Business;

“Owned Real Property” means the Real Property described in Category Land 1 and Category Land 2;

 “Party” means the Seller, Purchaser Parent and the Purchaser individually and the word “Parties” shall be construed accordingly;

“Person” means any natural person, firm, corporation, private limited company, limited liability company, Governmental Authority, joint venture, general or limited partnership, trust, association or other entity (whether or not having separate legal personality);

“Proceeding” means any action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator;

“Planning and Zoning Laws” means all Laws intended to control or regulate the construction, demolition, alteration or use of land or buildings or to preserve or protect national heritage;

“Product Laws” means any Laws related to the manufacture, research, sales, marketing, development or distribution of the products of the Business, including the Drugs and Cosmetics Act, 1940 and the Drugs and Cosmetics Rules, 1945, the Standard Weights and Measures Act, 1976 and Bureau of Indian Standards Act, 1986 (or similar Laws in other countries);

Business Transfer Agreement

“Real Property” means all land and all buildings and other structures, facilities or improvements located thereon, capital work in progress and all easements, licenses, rights and appurtenances relating to the foregoing;

“Relative” in relation to an individual, means the parents, spouse and children of such individual;

“Release Amount” means the amount payable to the Lenders in lieu of satisfaction and full release of Encumbrance created on the assets of the Transferred Undertakings as set out in the in-principle approval of the Lenders referred to in Clause 5.1.9;

“Rupees”, “Rs” or “INR” means Indian rupees, the lawful currency of India;

“Software” means all computer software (including source and object code) and other applications on all hardware (including the distributed control system), firmware, development tools, algorithms, files, records, technical drawings and related documentation, data and manuals, together with proof of ownership;

“Tax” means: (a) any and all taxes, duties, imposts, levies, premiums, impositions, transfer charges, cess, surcharge, charges in the nature of tax and any fine, cost, penalty or interest connected therewith, including corporate tax, income tax, dividend distribution tax, interest tax, withholding taxes, capital gains tax, value added tax, gift tax, wealth tax, sales tax, service tax, stamp duty, registration fees, foreign travel tax, octroi, turnover tax, excise duty, customs duty, import duty, development cess, rates, property tax or other tax of whatever kind (including any fee, assessment or other charges in the nature of or in lieu of any tax) that is imposed by any Governmental Authority; (b) any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any related contest or dispute; and (c) any items described in this paragraph that are attributable to another Person but that the Seller is liable to pay and/or withhold by Law, by Contract or otherwise, whether or not disputed;

“Tax Act” means the (Indian) Income Tax Act, 1961;

“Tax Return” means any report, return, declaration, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof;

“Trademarks” means the trademarks set out in Part A of Schedule 6 which are proposed to be transferred to the Purchaser at the Closing through the deed of IP Assignment;

“Transaction Documents” means the agreements referred in Clause 5.3.1 of this Agreement;

“Transferred Undertaking 1” means the Business of Unit I of the factory operated out of the Paonta Sahib Plant of the Seller located at Khasara Nos 200/5, 201/5, 202/5, 203/5, 204/5, 205/5, 206/5, 207/5, 209/5, 212/5, 213/5, 216/6, 231/120/7, 233/120/7 of Village Nihalgarh, Tehsil Paonta Sahib, Himachal Pradesh 173025;

“Transferred Undertaking 2” means the Business of Unit II of the factory operated out of the Paonta Sahib Plant of the Seller located at Khasara Nos 8/1, 220/9, 221/9,222/9, 223/9, 224/9, 8/2 of Village Nihalgarh, Tehsil Paonta Sahib, Himachal Pradesh 173025; and

Business Transfer Agreement

“Transfer Taxes” means any and all Taxes relating to or arising on the transfer of the Transferred Undertakings, including stamp duty, registration charges, notarial fees and all applicable indirect Taxes and related amounts (including any penalties, interest and additions to Transfer Taxes).

1.2	Additional Defined Terms

For purposes of this Agreement, the following terms have the meanings specified in the indicated Clause of this Agreement:

Term	Clause where defined
Accounting Firm	3.2.3
Agreed Form	1.3.4
Audit Capex Expenditure	3.4.6
Balance Sheet	10.4.1(a)
Business Balance Sheet	10.4.1(b)
Business Employee Plan	10.16.1
Business Employees	10.17.1
Capex Expenditure	3.4.1
Capex Nominee	3.4.2
Capex Report	3.4.1
Capex Report Objection	3.4.5
CE Response	3.4.6
Certain Nations	10.21.3
Claim Notice	13.2.1
Closing Date	7.1.2
Closing Net Working Capital Statement	3.2.1
Condition Precedent	5.1
Conditions Completion Notice	7.1.1
Confidential Information	15.1
Controlling Party	13.3.3
Corporate Head Office	2.2.4
Debt Statement	3.2.1
DGFT	5.3.2(a)
Dispute	16.2.1
Dispute Notice	16.2.1
Excluded Assets	2.2
Excluded Liabilities	2.3
Final Capex Expenditure	3.4.4
Final Capex Report	3.4.4
Final Statement of Closing Net Working Capital	3.2.4
Final Statement of Closing Debt-like Items	3.2.5
Financial Statements	10.4.1
Goodwill	2.1.17
Improvements	10.10.4
Indebtedness Contracts	10.14,1
Indemnified Party	13.2.1
Indemnifying Party	13.2.1

Business Transfer Agreement

Term	Clause where defined
Inventory	2.1.2
IP Assignment	7.2.1(b)
Land Transfer Consent	5.1.11
Material Contracts	10.13.1
Material Software	10.12.1
Non-controlling Party	13.3.3
Objection	3.2.2
Objection Notice	13.2.2(b)
Payment Threshold	13.2.7
Purchased Software	2.1.9
Purchaser Competing Activities	9.5.2
Purchaser Indemnified Parties	13.1
Qualifying Loss	13.2.7
Registered Intellectual Property	10.11.6
Representatives	15.1
Response	3.2.3
Restricted Period	9.5.1
Return	9.9.1
SBI Rate	3.2.6
Seller Disclosure Schedule	10
Seller Indemnified Parties	12
SIAC	16.2.1
Special Claims	13.3.2
Third Party Claim	13.3.1
Transferred Employee / Transferred Employees	4.1.4
Transferred Undertakings	2.1
Unit 1 Consideration	3.1
Unit 2 Consideration	3.1
Unsold Inventory	9.13.4

1.3	Interpretation

1.3.1	The terms referred to in this Agreement shall, unless defined otherwise or inconsistent with the context or meaning thereof, bear the meaning ascribed to them under the relevant statute/legislation.

1.3.2
Reference to statutory provisions shall be construed as meaning and including references also to any amendment or re-enactment (whether before or after the date of this Agreement) for the time being in force and to all statutory instruments or orders made pursuant to such statutory provisions.

1.3.3	Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date.

1.3.4
Any reference to a document in “Agreed Form” is to a document in a form agreed between the Parties initialed for the purpose of identification by or on behalf of each of them (in each case with such amendments as may be agreed by or on behalf of the Parties).

Business Transfer Agreement

1.3.5	Words denoting the singular shall include the plural and words denoting any gender shall include all genders.

1.3.6
Headings, subheadings, titles, subtitles to clauses, subclauses and paragraphs are for information only and shall not form part of the operative provisions of this Agreement or the annexure hereto and shall be ignored in construing the same.

1.3.7
The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement.

1.3.8	References to Clause, Schedule and Exhibit are references to the Clauses, Schedules and Exhibits to this Agreement unless otherwise specified.

1.3.9	Unless otherwise specified in a particular case, reference to days, months and years are to calendar days, calendar months and calendar years, respectively.

1.3.10
Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day if the last day of such period is not a Business Day; and whenever any payment is to be made or action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next Business Day.

1.3.11
Words “directly or indirectly” mean directly or indirectly through one or more intermediary persons or through contractual or other legal arrangements, and “direct or indirect” have the correlative meanings.

1.3.12	Any reference to “writing” shall include printing, typing, lithography and other means of reproducing words in visible form but shall exclude text messages via mobile phones.

1.3.13	The words “include” and “including” are to be construed without limitation unless the context otherwise requires or unless otherwise specified.

1.3.14
No provisions shall be interpreted in favour of, or against, any Party by reason of the extent to which such Party or its counsel participated in the drafting hereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof.

1.3.15
If there is any conflict or inconsistency between a term in the body of this Agreement and a term in any of the schedules or any other ancillary agreement, the term in the body of this Agreement shall take precedence. References herein to this Agreement shall be deemed to refer to this Agreement as of the date of such agreement and as it may be amended thereafter, unless otherwise specified.

Business Transfer Agreement

2	AGREEMENT TO SELL AND PURCHASE TRANSFERRED UNDERTAKINGS

2.1	Transfer of the Transferred Undertakings of the Business

Subject to the terms and conditions of this Agreement, at the Closing, the Seller shall sell, convey, assign, transfer and deliver to the Purchaser, free and clear of all Encumbrances and the Purchaser shall pay the Cash Consideration to the Seller and purchase and acquire: the Transferred Undertaking 1, Transferred Undertaking 2 and assets and liabilities set out in Schedule 7, (collectively, the “Transferred Undertakings”), including the following:

2.1.1	Owned Real Property;

2.1.2
all inventories used in, held for use in, or related to the Business, wherever located, including all semi-finished and finished goods, work in process, raw materials, samples, packaging materials and all other materials and supplies to be used in the production of finished goods (“Inventory”);

2.1.3	all third party Accounts Receivable of the Business as set out in the financial statements of the Seller;

2.1.4	all rights in and to products under development as part of, or contemplated to be a part of, the Business;

2.1.5
all furniture, fixtures, office equipment, laboratory equipment, all other moveable assets, properties, resources, facilities, utilities and services, including machinery, equipment, systems, implements, apparatus, instruments, mechanical and spare parts, tools, tooling, dyes, production supplies, storage tanks, pipes and fittings, utilities, vehicles, utensils, communication facilities and capital work-in-progress, training materials and equipment, supplies, owned and leased motor vehicles, mobile phones and personal digital assistants used by the Transferred Employees, and other tangible property of any kind located at the Owned Real Property and Category Land 3;

2.1.6	all rights under all Contracts relating to the Business including as itemized in Schedule 8;

2.1.7
all the Governmental Authorizations to the extent used in, or related to, the Business supported by and which are permitted to be transferred in accordance with applicable Law and including: (a) the original documents and all related data, records, and correspondence under the possession of the Seller evidencing the Governmental Authorizations issued to the Seller by a Governmental Authority in any country of the world, in each case to the extent assignable with or without the Consent of the issuing Governmental Authority; and (b) all related applications, design history files, technical files, drawings, manufacturing, packaging and labeling specifications, validation documentation, packaging specifications, quality control standards and other documentation, research tools, laboratory notebooks, files and correspondence with regulatory agencies and quality reports, and all relevant pricing information and correspondence with Governmental Authorities with respect to such pricing matters under the possession of the Seller; all product labeling, advertising, marketing and promotional materials and all other printed or written materials used primarily in connection with, or related primarily to, the Business;

Business Transfer Agreement

2.1.8	all Trademarks, right to use Licensed Trademark and all other intangible rights in the Business;

2.1.9	all Software owned, created, acquired, licensed to or used primarily in the Business by the Seller at any time prior to the Closing (the “Purchased Software”);

2.1.10
all books, records, files, studies, manuals, reports and other materials (in any form or medium) used in or related to the Business, including all catalogues, price lists, mailing lists, distribution lists, client and customer lists, referral sources, supplier and vendor lists, purchase orders, sales and purchase invoices, correspondence, production data, purchasing materials and records, research and development files, records, data books, Intellectual Property disclosures and records, manufacturing and quality control records and procedures, product shipping or storing requirements, service and warranty records, equipment logs, operating guides and manuals, product specifications, product processes, engineering specifications, financial and accounting records, litigation files, personnel and employee benefits records to the extent transferable under applicable Law, and copies of all other personnel records of the Transferred Employees to the extent the Seller is legally permitted to provide copies of such records to the Purchaser (provided that (i) if foregoing is related to both the Business and the Other Businesses or Excluded Assets, the Seller shall be entitled to maintain copies of such materials or (ii) if the foregoing is solely related to the Business, the Seller may request to maintain copies of such materials, such request not to be unreasonably denied by the Purchaser);

2.1.11
all claims, rights, credits, causes of actions, defenses and rights of set-off of any kind (including the right to sue for past, present or future infringement, misappropriation or dilution of any Intellectual Property or, to the extent related to the Business), in each case to the extent arising from, or related to, the Business or any of the Transferred Undertakings or Assumed Liabilities, in each case, after the Closing;

2.1.12	all direct and indirect Tax related benefits available with the Transferred Undertakings subject to applicable Law;

2.1.13
all claims or benefits in, to or under any express or implied warranties from suppliers of goods or services relating to Inventory sold or delivered to the Seller and subsequently transferred to the Purchaser at the Closing;

2.1.14
copies of Tax Returns; provided, however, that the Seller may redact any information to the extent used in, or related to, the Excluded Assets or the Other Businesses from Tax Returns conveyed pursuant to this Clause 2.1; provided, further, that such redaction shall not impair any information related to the Business contained in such Tax Returns;

2.1.15	all rights relating to deposits and prepaid expenses of the Business, claims for refunds and rights of offset of the Business;

2.1.16	Product filings in different geographies and dossiers under preparation as set out in Schedule 9;

2.1.17	the goodwill of the Seller associated with the Business and the Transferred Undertakings (the “Goodwill”);

Business Transfer Agreement

2.1.18	the profits and losses relating to the Business and the Transferred Undertakings on and after the Closing Date;

2.1.19	all trade accounts payable to third party creditors of the Business as set out in the financial statements of the Seller;

2.1.20
all Liabilities of the Seller arising after the Closing under the Contracts included in the Transferred Undertakings or that are entered into by the Seller after the date of this Agreement in accordance with Clause 6;

2.1.21	the Transferred Employment Liabilities;

2.1.22	Liabilities arising from product liability, warranty or similar claims by any Person in connection with any finished product of the Business manufactured after the Closing;

2.1.23
Export obligations under the EPCG Licenses relating to Transferred Undertakings, as endorsed and transferred in the name of the Purchaser by the Director General of Foreign Trade, the licensing authority for transfer of the Transferred Undertakings from Seller to Purchaser; and

2.1.24	all Liabilities arising out of, relating to or incurred in connection with the operation of the Business or the ownership of the Transferred Undertakings after the Closing.

(collectively Clauses 2.1.19 to 2.1.24 are hereinafter referred to as the Assumed Liabilities)

2.2	Excluded Assets

Notwithstanding anything to the contrary in this Agreement, the assets, properties, contracts, rights of the Seller not forming part of the Transferred Undertakings and the following (collectively, the “Excluded Assets”) are excluded from the Business and the Transferred Undertakings, and are to be retained by the Seller as of the Closing:

2.2.1	all intercompany Accounts Receivable;

2.2.2	the Corporate Name;

2.2.3	all intercompany Contracts between the Seller and any of its Affiliates or between one Affiliate of the Seller and another Affiliate of the Seller;

2.2.4
the corporate head office of the Seller situated at 37 Ujjagar Industrial Estate, W T Patil Marg, Deonar, Mumbai (“Corporate Head Office”) and all furniture, fixtures, office equipment, laboratory equipment, all other moveable assets, properties, resources, facilities, utilities and services, including machinery, equipment, systems, implements, apparatus, instruments, mechanical and spare parts, tools, tooling, dyes, production supplies, storage tanks, pipes and fittings, utilities, vehicles, utensils, communication facilities and capital work-in-progress, training materials and equipment, supplies, owned and leased motor vehicles, mobile phones and personal digital assistants used by the employees other than Transferred Employees, and other property of any kind located at the Corporate Head Office;

Business Transfer Agreement

2.2.5	all cash or cash equivalents of Seller and its Affiliates, including shares, stocks and bonds, including those pertaining to the Business or Transferred Undertakings;

2.2.6	all claims or benefits in, to or under any express or implied warranties from suppliers of goods or services relating to Inventory sold or delivered to the Seller prior to the Closing;

2.2.7
all claims, rights, credits, causes of actions, defenses and rights of set-off of any kind (including the right to sue for past, present or future infringement, misappropriation or dilution of any Intellectual Property or, to the extent related to the Business), in each case to the extent arising from, or related to, the Business or any of the Transferred Undertakings or Excluded Liabilities, in each case, prior to the Closing; and

2.2.8
all claims or benefits in, to or under any express or implied warranties from suppliers of goods or services relating to Inventory sold or delivered to the Seller but not transferred to the Purchaser at Closing.

2.3	Excluded Liabilities

Notwithstanding any other provision of this Agreement or any other writing to the contrary, and regardless of any information disclosed to the Purchaser, the Purchaser does not assume and has no responsibility for any Liabilities of the Seller other than the Assumed Liabilities specifically listed in Clause 2.1.19 to Clause 2.1.24 (such unassumed Liabilities, the “Excluded Liabilities”).

The Parties agree and acknowledge that, (i) the Purchaser shall not have any responsibility for the conduct of the Business or the Transferred Undertakings nor shall it have any responsibility for any claims in respect of the Transferred Undertakings before the Closing Date whether such claims arise prior to or after the Closing Date; and (ii) the Seller shall be liable for all claims and liabilities in relation to the Transferred Undertakings for actions and omissions prior to the Closing Date suffered by the Purchaser.

The Parties agree and acknowledge that, (i) the Purchaser shall be liable for all claims and liabilities in relation to the Transferred Undertakings for actions and omissions after the Closing Date suffered by the Seller; (ii) Seller shall not have any responsibility for the conduct of the Business or the Transferred Undertakings nor shall it have any responsibility for any claims, attributable to a period after Closing Date, in respect of the Transferred Undertakings after the Closing Date.

3	PURCHASE PRICE

3.1	Consideration

The Cash Consideration for the Transferred Undertaking 1 and Transferred Undertaking 2, exclusive of all applicable Transfer Taxes resulting from the transfer of the Transferred Undertakings, is INR 1,452,902,368 (Indian Rupees One billion four hundred fifty two million nine hundred two thousand three hundred sixty eight only) as adjusted pursuant to Clause 3.2 and Clause 3.4. (“Unit 1 Consideration”) and INR 427,097,632 (Indian Rupees Four hundred twenty seven million ninety seven thousand six hundred thirty two only) as adjusted pursuant to Clause 3.4 (“Unit 2 Consideration”), respectively. At the Closing, the Purchaser shall assume the Assumed Liabilities.

Business Transfer Agreement

3.2	Adjustment of Unit 1 Consideration based on Working Capital and Debt–like Items

3.2.1
Not earlier than 185 (one hundred eighty five) days and no later than 210 (two hundred ten) days after the Closing Date, the Purchaser shall prepare, in cooperation with the Seller and its representatives, and shall deliver to the Seller a calculation of the Closing Net Working Capital (the “Closing Net Working Capital Statement”) and Debt-like Items (the “Debt Statement”) as of the Closing Date together with reasonable supporting documentation. The Closing Net Working Capital Statement and the Debt Statement shall be prepared on a combined basis in accordance with GAAP applied on a basis consistent with the Financial Statements of the Seller. The Closing Net Working Capital Statement shall be calculated in accordance with the principles outlined in Schedule 2 and Debt Statement shall be calculated in accordance with the principles set out in the definition of Debt-like Items.

3.2.2
The Seller shall complete its review of the Closing Net Working Capital Statement and the Debt Statement within 30 (thirty) days of the Seller’s receipt thereof. In connection with such review, the Seller and its accountants shall be provided with full access to the working papers and other records of the Purchaser and its accountants used in the preparation of the Closing Net Working Capital Statement and the Debt Statement and the time taken (i.e. from the day on which the information is requested upto the day on which the information is provided) shall be excluded from the computation of such 30 (thirty) days period; provided, however, that the Seller and its accountants have signed any customary confidentiality letters requested in connection therewith. If the Seller determines that the Closing Net Working Capital Statement has not been prepared on a basis consistent with the requirements of Schedule 2 or that the Debt Statement is not prepared in accordance with the principles set out in the definition of ‘Debt-like Items’, the Seller may, on or before the last day of such 30 (thirty) day period, inform the Purchaser in writing (“Objection”), setting forth a description containing reasonable detail of the basis of the Objection, the adjustments to the Closing Net Working Capital Statement and/ or the Debt Statement which the Seller believes should be made, and the Seller’s calculation of the Closing Net Working Capital and the Debt-like Items. The Seller shall be deemed to have accepted any items not specifically disputed in the Objection. Failure by the Seller to deliver an Objection in accordance with this Clause, definition of ‘Debt-like Items’ and Schedule 2 to the Purchaser shall constitute acceptance and approval by the Seller of the Purchaser’s calculation of the Closing Net Working Capital and Debt-like Items.

3.2.3
If the Purchaser receives an Objection from the Seller, it shall have 30 (thirty) days following receipt to review and respond in writing to such Objection (the “Response”). During the 20 (twenty) days immediately following a delivery of the Response, the Seller and the Purchaser shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in the Objection. If the Seller and the Purchaser are unable to resolve all of such differences within such 20 (twenty) day period, either or both Parties may refer the remaining differences to an internationally or nationally recognized firm of independent public accountants as to which the Seller and the Purchaser mutually agree in writing (the “Accounting Firm”) for review and resolution of all matters which remain in dispute and which were indicated in the Objection. The Accounting Firm shall act as an expert in accounting and not as an arbitrator and shall determine on a basis consistent with the requirements set forth in this Clause, definition of ‘Debt-like Items’ and Schedule 2, and only with respect to the specific remaining accounting related differences so submitted, whether and to what extent, if any, the Closing Net Working Capital Statement and the Debt Statement requires any adjustments. The Seller and the Purchaser shall request the Accounting Firm to use its reasonable best efforts to render its determination within 30 (thirty) days. The Accounting Firm’s determination shall be conclusive and binding upon the Seller and the Purchaser. Subject to the execution of a confidentiality agreement by the Accounting Firm on terms and conditions reasonably acceptable to the Parties, the Seller and the Purchaser shall make available to the Accounting Firm all relevant personnel, books and records, any working papers (including those of the Parties’ respective accountants) and supporting documentation relating to the Closing Net Working Capital Statement and the Debt Statement and all other items and support reasonably requested by the Accounting Firm. The fees and expenses of the Accounting Firm shall be shared equally between the Seller and the Purchaser.

Business Transfer Agreement

3.2.4
The “Final Statement of Closing Net Working Capital” shall be the calculation of the Closing Net Working Capital contained: (a) in the Closing Net Working Capital Statement in the event that, (i) no Objection is delivered by the Seller to the Purchaser within the 30 (thirty) day period specified in Clause 3.2.2, or (ii) the Seller and the Purchaser so agree, (b) in the Closing Net Working Capital Statement, as adjusted in accordance with the Objection, in the event that (i) the Purchaser does not deliver a Response to the Objection during the 30 (thirty) day period specified in Clause 3.2.3 following receipt by the Purchaser of the Objection, or (ii) the Seller and the Purchaser so agree, or (c) in the Closing Net Working Capital Statement, as adjusted pursuant to the mutual agreement of the Purchaser and the Seller, or as adjusted by the Accounting Firm, together with any other modifications to the Closing Net Working Capital Statement mutually agreed upon by the Purchaser and the Seller.

3.2.5
The “Final Statement of Closing Debt-like Items” shall be the calculation of the Debt-like Items contained: (a) in the Debt Statement in the event that, (i) no Objection is delivered by the Seller to the Purchaser within the 30 (thirty) day period specified in Clause 3.2.2, or (ii) the Seller and the Purchaser so agree, (b) in the Debt Statement, as adjusted in accordance with the Objection, in the event that (i) the Purchaser does not deliver a Response to the Objection during the 30 (thirty) day period specified in Clause 3.2.3 following receipt by the Purchaser of the Objection, or (ii) the Seller and the Purchaser so agree, or (c) in the Debt Statement, as adjusted pursuant to the mutual agreement of the Purchaser and the Seller, or as adjusted by the Accounting Firm, together with any other modifications to the Debt Statement mutually agreed upon by the Purchaser and the Seller.

3.2.6
If the calculation of the amount of the Closing Net Working Capital contained in the Final Statement of Closing Net Working Capital is less than the Benchmark Net Working Capital, the Seller shall pay to the Purchaser an amount in cash in Rupees equal to the amount of such deficiency plus interest on the amount paid computed at the State Bank of India Base Rate (“SBI Rate”) for the period from the Closing Date to the date of such payment. If, by contrast, the calculation of the Closing Net Working Capital contained in the Final Statement of Closing Net Working Capital is greater than the Benchmark Net Working Capital, the Purchaser shall pay to the Seller an amount in cash in Rupees equal to the amount of such deficiency plus interest on the amount paid, computed at the SBI Rate for the period from the Closing Date to the date of such payment. All payments made pursuant to this Clause 3.2 shall be made to the applicable Party by means of a wire transfer of immediately available funds in Rupees within 3 (three) Business Days after the ultimate determination of the Final Statement of Closing Net Working Capital as provided in this Clause 3.2.

Business Transfer Agreement

3.2.7	The Parties agree to treat any amounts payable pursuant to this Clause 3.2 as an adjustment to the Unit 1 Consideration.

3.2.8	The Parties agree to treat the amount payable resulting from the Final Statement of Closing Debt-like Items as an adjustment to the Unit 1 Consideration.

3.3	Tax Treatment of Allocation of Cash Consideration

The Seller and the Purchaser shall sign and submit all necessary forms to report the transactions contemplated by this Agreement for federal, national, regional, state, local, county, city, municipal, town, village, district, foreign or other income Tax purposes consistent with the Cash Consideration delivered by the Purchaser to the Seller and any adjustments to such amounts following the Closing and shall not take a position for Tax purposes inconsistent therewith.

3.4	Adjustment of Cash Consideration based on Capital Expenditure on Paonta Sahib

3.4.1
15 (fifteen) days after the Effective Date, the Seller shall provide the Purchaser with a detailed report (“Capex Report”) on all the capital and other expenditure incurred by the Seller in expansion of Transferred Undertaking 2 and general block of Transferred Undertaking 1 (“Capex Expenditure”). The Purchaser shall have the right to verify and validate the expenses as provided in the Capex Report.

3.4.2
On the Effective Date, the Seller shall provide a designated person (“Capex Nominee”) of the Purchaser access to all records, documents, receipts and other files in relation to Capex Expenditure . The Capex Nominee shall be entitled to receive weekly reports on all expenses and other activities in relation to the expansion activity of the Paonta Sahib Plant.

3.4.3
All expenses incurred by the Seller in relation to Capex Expenditure after 1 April 2011, shall be repaid by the Purchaser to the Seller as adjustment to the Cash Consideration as set out in this Clause 3.4.

3.4.4
On the date of the Conditions Completion Notice, the Seller shall provide a detailed final report on all Capex Expenditure incurred (“Final Capex Expenditure”) by the Seller on expansion of the Paonta Sahib Plant, for the period starting 1 April 2011 until the date of the Condition Completion Notice two weeks prior to Closing (“Final Capex Report”). The Final Capex Report shall identify the capital expenditure incurred in connection with the Transferred Undertaking 1 and Transferred Undertaking 2. The Seller undertakes not to incur any Capex Expenditure, in excess of INR 1,000,000 (Indian Rupees One million), without prior written consent of the Purchaser, from the date of this Agreement until Closing except in relation to maintenance related expenditure. Further, the Parties expressly acknowledge and agree that any adjustment to the Cash Consideration in furtherance of the Final Capex Report shall be made subject to the Final Capex Report being approved in accordance with Clause 3.4.

Business Transfer Agreement

3.4.5
The Purchaser shall complete its review of the Final Capex Report within 10 (ten) Business Days of the Purchaser’s receipt thereof. In connection with such review, the Purchaser and its accountants shall be provided with full access to the working papers and other records of the Seller and its accountants used in the preparation of the Final Capex Report; provided, however, that the Purchaser and its accountants have signed any customary release letters requested in connection therewith. The Purchaser may, on or before the last day of such 10 (ten) Business Days period, inform the Seller in writing (“Capex Report Objection”), setting forth a description containing reasonable detail of the basis of any Capex Report Objection, in the form of adjustments to the Final Capex Report which the Purchaser believes should be made, and the Purchaser’s calculation of the Capex Expenditure involved. The Purchaser shall be deemed to have accepted any items not specifically disputed in the Capex Report Objection. Failure by the Purchaser to deliver the Capex Report Objection in accordance with this Clause 3.4.5 to the Seller shall constitute acceptance and approval by the Purchaser of the Seller’s calculation of the Capex Expenditure.

3.4.6
If the Seller receives the Capex Report Objection from the Purchaser, it shall have 5 (five) Business Days following receipt to review and respond in writing to such Capex Report Objection (the “CE Response”). During the 10 (ten) Business Days immediately following a delivery of the CE Response, the Seller and the Purchaser shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in the Capex Report Objection. If the Seller and the Purchaser are unable to resolve all of such differences within such 10 (ten) Business Days period, either or both Parties may refer the remaining differences to an Accounting Firm for review and resolution of all matters which remain in dispute and which were indicated in the Capex Report Objection. The Accounting Firm shall act as an expert in accounting and not as an arbitrator and shall determine on a basis consistent with the requirements set forth in this Clause , and only with respect to the specific remaining accounting related differences so submitted, whether and to what extent, if any, the Final Capex Report requires any adjustments. The Seller and the Purchaser shall request the Accounting Firm to use its reasonable best efforts to render its determination within 5 (five) days. The Accounting Firm’s determination of the capex expenditure shall be conclusive and binding upon the Seller and the Purchaser (“Audit Capex Expenditure”). Subject to the execution of a confidentiality agreement by the Accounting Firm on terms and conditions reasonably acceptable to the Parties, the Seller and the Purchaser shall make available to the Accounting Firm all relevant personnel, books and records, any working papers (including those of the Parties’ respective accountants) and supporting documentation relating to the Final Capex Report and all other items and support reasonably requested by the Accounting Firm. The fees and expenses of the Accounting Firm shall be shared equally between the Seller and the Purchaser.

3.4.7
On the Closing Date, the Purchaser shall pay to the Seller, the Final Capex Expenditure or Audit Capex Expenditure as the case may be as set out in Clause 3.4 as an addition to the Cash Consideration. It is clarified that the capital expenditure incurred in relation to Transferred Undertaking 1 shall be deemed to be an adjustment to Unit 1 Consideration and the capital expenditure incurred in connection with Transferred Undertaking 2 shall be deemed to be an adjustment to Unit 2 Consideration.

Business Transfer Agreement

4	EMPLOYEES AND EMPLOYEE BENEFIT FUNDS

4.1	Transfer of Employment

4.1.1
As on the Effective Date, the Seller shall provide a list of the Business Employees and contract labourers pertaining to the Business. The list of Business Employees and contract labourers set forth in Annexure 8 of the Seller Disclosure Schedule shall be updated on the Closing Date to additionally include or delete any Persons as may be mutually agreed in writing by the Seller and the Purchaser.

4.1.2
No later than 30 (thirty) days prior to the estimated date for the Closing, the Purchaser shall make an offer of employment effective as of the Closing Date to each Business Employee, on terms and conditions that are no less favourable on an aggregate basis to those paid or provided to each such Business Employee prior to the Closing.

4.1.3
The Seller shall use all commercially reasonable efforts to cause all Business Employees to accept employment with the Purchaser. Subject to applicable Law, the Purchaser shall have reasonable access to the facilities and personnel records (including employee name, date of birth, hire date, compensation; base, bonus, incentives and allowances, employment and compensation history, participation status in benefit plans, dependents covered, beneficiaries, performance appraisals, disciplinary actions, grievances and medical records occupational health and safety records and any other employee specific information as would be needed to administer payroll, employee benefits, polices and other programs), to the extent available, of the Seller. Access shall be provided by the Seller as may be reasonably requested by the Purchaser.

4.1.4
At the Closing, the Purchaser shall provide the Seller with a list of the Business Employees to whom it has made an offer of employment who have accepted such offer of employment effective as of the Closing Date (each such Business Employee, a “Transferred Employee” and collectively, the “Transferred Employees”). On the Closing Date the Seller shall notify the Transferred Employees of the transfer of their employment with the Seller, such transfer effective immediately prior to the Closing.

4.2	Prior Service

To the extent required by applicable Law, the Transferred Employees shall be deemed to have been in the employment of the Purchaser from the date of their commencement of employment with the Seller.

4.3	Benefit Plans

Purchaser or any representative or professional advisor of the Purchaser may, at the Purchaser’s sole cost and expense with reasonable advance notice and during normal working hours, examine the work papers and the methodology employed to ascertain the Transferred Employee liability.

Business Transfer Agreement

4.4	Purchaser Plans

4.4.1
The Purchaser shall, as soon as reasonably practicable after the Closing Date, at its own cost, establish its own provident fund. The Purchaser shall also, as soon as reasonably practicable following the Closing Date, at its own cost, obtain a new policy from an insurer determined by the Purchaser for extending the Business Employee Plans to the Transferred Employees for the period on and from the Closing Date.

4.4.2
Upon the establishment of the funds as provided in Clause 4.4.1, the Seller shall take all steps as may be necessary to transfer the balances, including interest under each of the Business Employee Plans in respect of the Transferred Employees (which accumulations are held by the trustees of each of the Business Employee Plans) to the funds to be established by the Purchaser. The Seller shall provide to the Purchaser all necessary documentation and other information providing the amounts transferred under each such fund for each Transferred Employee.

5	CONDITIONS PRECEDENT

5.1	Conditions to the Obligation of the Purchaser

The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the Purchaser, on or before the Closing Date, of each of the following conditions (“Condition Precedent”), any of which may be waived in writing by the Purchaser, in whole or in part:

5.1.1
Accuracy of Representations and Warranties: Each of the representations and warranties of Seller contained in Clause 10 shall be true and correct in all respects, in each case as of the Effective Date and of the Closing Date;

5.1.2
Performance of Covenants: All of the covenants and obligations that the Seller is required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects;

5.1.3	Governmental Authorizations: Each of the Governmental Authorizations listed in Schedule 10 must have been obtained in the name of the Seller and must be in full force and effect;

5.1.4
Consents: Consents from contracting parties which constitute 80% (eighty percent) of the total revenue of the Company for the financial year ended March 31, 2011 and also constitute 80% (eighty percent) of all of the contracting parties, in both cases with respect to Contracts listed in Schedule 8, must have been obtained and must be in full force and effect;

5.1.5	Applications: Applications must be sent to the concerned Governmental Authority for transfer / issuance of each of the Governmental Authorisation listed in Schedule 11 in favour of the Purchaser;

Business Transfer Agreement

5.1.6
Shareholder Approval: The Seller shall have secured the approval of the shareholders of the Seller pursuant to Section 293(1)(a) of the Act to effect the transactions contemplated by this Agreement to which it is a party (with the notice to the shareholders of the Seller seeking such approval being in an Agreed Form) and such approvals must be in full force and effect;

5.1.7
No Action: There must not have been into effect after the Effective Date, any Law or Judgment, and there must not have been commenced or threatened any Proceeding, that in any case could: (a) prevent, make illegal or restrain the consummation of, or materially impair, any of the transactions contemplated by this Agreement; or (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation of the same; or, as to any Law, prevent, make illegal or materially impair the Purchaser’s ability to operate the Business or own the Transferred Undertakings following the Closing substantially as the Business has been operated and the assets had been owned prior to the Closing;

5.1.8	No Material Adverse Effect: Since the Effective Date, there must not have been any Material Adverse Effect;

5.1.9	Lenders Release and Consents: Lenders must have delivered to the Purchaser an in- principle approval confirming that upon receipt of the Release Amount the Lenders shall issue the No Dues Certificate;

5.1.10
Consent of Business Employees: At least 80% (eighty percent) of the Business Employees and (b) all the Key Employees shall have agreed, to the transfer their employment from the Seller to the Purchaser on the terms and conditions in accordance with Clause 4.1 of this Agreement;

5.1.11
Immovable Property:  Obtain the essentiality certificate and consent under Section 118 of Himachal Pradesh Tenancy and Land Reforms Act 1972 from the appropriate authority (collectively referred as “Land Transfer Consent”) for transferring the land parcels of Category Land 1 and Category Land 2 in the name of the Purchaser.

5.1.12
EPCG License:  The Seller shall produce a certificate of all the capital goods imported against the EPCG Licenses relating to Transferred Undertakings that have been installed in the Transferred Undertakings within six months of the import thereof and the installation certificates have been submitted to the Director General of Foreign Trade, the licensing authority. Wherever, capital goods/spares imported against the above EPCG Licenses have not been installed, the Seller shall submit a certified inventory list to the Purchaser.

5.2	Conditions to the Obligation of the Seller

The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the Seller, on or before the Closing Date, of each of the following conditions (any of which may be waived in writing by the Seller, in whole or in part):

5.2.1	Opening of the Bank Account: The Purchaser having opened the bank account in India and having provided to the Seller such documentary evidence thereof as may be reasonably required;

Business Transfer Agreement

5.2.2
Capitalization of shares: The Purchaser Parent having acquired 100% (hundred percent) of the share capital of the Purchaser and having provided to the Seller such documentary evidence thereof as may be reasonably required;

5.2.3
Accuracy of Representations and Warranties: Each of the representations and warranties of Purchaser and Purchaser Parent contained in Clause 11 shall be true and correct in all respects, in each case as of the Effective Date and of the Closing Date; and

5.2.4
Performance of Covenants: All of the covenants and obligations that the Purchaser is required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects.

5.3	Obligation on Purchaser and Seller

The obligation on the Parties to consummate the transaction contemplated in this Agreement shall be subject to each of the following conditions having been satisfied unless waived by both the Parties:

5.3.1	Transaction Documents: The following documents should have been executed in the form agreed between the Parties:

(a)	Management Services and Transition Support Agreement, the key commercial terms of which shall be as set out in Schedule 12;

(b)	Capital Expansion and Operational Support Agreement, the key commercial terms of which shall be as set out in Schedule 13;

(c)	Escrow Agreement; and

(d)	The following Contract Manufacturing Agreements:

(i)	Agreement between Seller and Purchaser for manufacturing of products transferred from Mumbai at Seller’s manufacturing plant at Mumbai;

(ii)	Agreement between NBZ and Purchaser for manufacturing of products transferred from NBZ at NBZ’s manufacturing plant; and

(iii)	Agreement between Purchaser and Eyekare Kilitch Limited for manufacturing of eye care products at the Transferred Undertakings.

5.3.2	The Parties shall have obtained:

(a)
in-principle approval from the Director General of Foreign Trade (“DGFT”) for the transfer of EPCG Licenses in the name of the Purchaser pursuant to an application by the Seller on the terms and conditions as prescribed therein; and

Business Transfer Agreement

(b)
transfer of EPCG Bonds in the name of the Purchaser / issuance (execution) of fresh EPCG bonds/bank guarantees by the Purchaser relating to EPCG Licenses, duly executed (accepted) with (by) the customs authorities / DGFT as may be applicable.

6	PRE-CLOSING COVENANTS

6.1	Access and Investigation

6.1.1
Between the Effective Date and the Closing Date, the Seller shall, subject to any applicable Law and the terms of any Contract, afford the Purchaser and its directors, employees, and other advisors and representatives, access, during regular business hours and upon reasonably agreed-upon times, to Seller’s personnel and any properties related to any Business, the Contracts, the Inventory, books and records and all other information and materials pertaining to the Business, provided that such access shall not unreasonably interfere with the Seller’s business and operations, and shall, at all times, be subject to any other applicable legal requirements imposed by applicable Law.

6.1.2
Until the Closing, the Seller shall allow the Purchaser and its directors, officers, employees and other advisors and representatives, to the extent permitted by Law, to attend with the Seller any meeting between the Seller and any Governmental Authority on a matter regarding the transactions contemplated by this Agreement.

6.2	Operation of the Business by the Seller

6.2.1	Affirmative Covenants: Until the Closing, except as expressly consented to by the Purchaser in writing, the Seller shall:

(a)	conduct the Business only in the Ordinary Course of Business and in compliance in all material respects with all applicable Laws;

(b)
use commercially reasonable efforts to preserve and protect the Business and the Transferred Undertakings and its present relationships with customers, suppliers, distributors and other Persons with which the Seller has significant business relations in order to preserve and not impair the Goodwill of the Business;

(c)
perform its material obligations under all Contracts applicable to the Business or the Transferred Undertakings to which they are a party, by which it or any of the Transferred Undertakings are bound or materially affected or pursuant to which the Seller is an obligor or beneficiary, and comply in material respects with all Laws, Judgments, Governmental Authorizations applicable to the Business or the Transferred Undertakings of the Business.

6.2.2
Negative Covenants: Without limitation of the covenants contained in Clause 6.2.1, until the Closing, except as expressly permitted by this Agreement or as otherwise expressly consented to by the Purchaser in writing in so far as the Transfer Undertakings are concerned, the Seller shall not otherwise than in the Ordinary Course of Business:

Business Transfer Agreement

(a)
take any action to change accounting policies or procedures (including procedures with respect to revenue recognition), change any material assumption underlying, or method of calculating, any bad debt contingency or other reserve, except in each case required to conform to GAAP or applicable Laws;

(b)
enter into, amend or assume any Contract related to, materially impacting or otherwise materially affecting the Business, any of the Transferred Undertakings or Assumed Liabilities or the Seller’s performance of its material obligations under this Agreement, including Contracts for insurance;

(c)
transfer, assign, sell, pledge, mortgage, dispose, lease, or encumber any assets, tangible or intangible included in the Transferred Undertakings, or suffer to exist any Encumbrance thereon other than Encumbrances in existence on the Effective Date, other than sales of products of the Business in the Ordinary Course of Business;

(d)
with respect to the Intellectual Property and with respect to any rights to the Intellectual Property granted under any Contract, (i) transfer, assign or license to any Person any rights to such Intellectual Property; (ii) abandon, permit to lapse or otherwise dispose of any Intellectual Property; (iii) grant any Encumbrance on any Intellectual Property; or (iv) make any material changes in or to the Intellectual Property that reasonably could be reasonably expected to impair such Intellectual Property or the Seller’s rights with respect thereto;

(e)	terminate the employment of any Key Employee except in accordance with the terms of such Key Employee's employment Contract or pursuant to applicable Law;

(f)
increase the total number of Business Employees by more than 5% (five percent) of the total number included in the Seller Disclosure Schedule provided that any increase in the number of Business Employees effected at the specific request of the Purchaser or effected upon the written mutual agreement of the Seller and the Purchaser shall not be considered to be a part of such increase;

(g)	amend the terms and conditions of employment (including remuneration, pension entitlements and other benefits) of any Key Employees;

(h)
except for merit increases or bonus payments made in the Ordinary Course of Business, grant (or commit to grant) any increase in the compensation (including incentive or bonus compensation) of any Business Employee, or institute, adopt or amend (or commit to institute, adopt or amend) any Business Employee Plan;

(i)
act or omit to act in a manner that would materially impair or otherwise adversely affect in a material respect the Business, any of the Transferred Undertakings or Assumed Liabilities or the Seller’s performance of their obligations under this Agreement;

Business Transfer Agreement

(j)	encourage customers of the Business to return products;

(k)	fail to pay accounts payable other than those disputed in good faith;

(l)
adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or the reorganization of the Seller which directly impacts the Transferred Undertakings;

(m)	change the location of any collateral under any Indebtedness Contract, other than inventories and supplies of raw materials in the Ordinary Course of Business;

(n)	enter into any guarantee, indemnity or other agreement to secure any obligation of a third party which creates any Encumbrance over any of the Transferred Undertakings;

(o)
agree to settle, compromise or otherwise resolve in whole or in part any actual, potential or threatened claims or Proceedings in connection with or involving the Business or Transferred Undertakings; or

(p)	agree, whether in writing or otherwise, to do any of the foregoing or take, or commit to take, any action that would result in the occurrence of any of the foregoing.

6.3	Consents and Filings; Reasonable Efforts

6.3.1
The Seller shall on good faith basis use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

6.3.2
Subject to appropriate confidentiality protections, each Party shall: (i) promptly notify the other Party of any written communication to that Party from any Governmental Authority and, subject to Law, permit the other Party to review in advance any proposed written communication to any such Governmental Authority and shall consult with counsel for the other Party, consider in good faith the views of the other and, if appropriate, incorporate the other Party’s reasonable comments, and (ii) furnish the other Party with copies of all correspondence, filings and written communications with any Governmental Authority with respect to this Agreement or the transactions contemplated hereby; provided, however that if Seller or Purchaser believes that any such communication to or from a Governmental Authority contains (or in the case of a meeting is likely to involve discussion of) commercially sensitive information that it is unwilling to provide to the other Party, it shall be sufficient for Seller or Purchaser, as the case may be, to provide a copy of such communication (or an opportunity to attend such meeting) to the other Party’s outside counsel.

Business Transfer Agreement

6.4	Notification

Until the Closing, the Seller shall give prompt written notice to the Purchaser of (a) the occurrence, or non-occurrence, of any event, the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty of the Seller contained in this Agreement to be untrue or inaccurate, in each case at any time from and after the Effective Date until the Closing; (b) any failure to comply with or satisfy any covenant or agreement to be complied with or satisfied by the Seller under this Agreement; and (c) the failure of any condition precedent to the Purchaser’s obligations under this Agreement. No notification pursuant to this Clause 6.4 shall be deemed to amend or supplement the Seller Disclosure Schedule, prevent or cure any misrepresentation, breach of warranty or breach of covenant, or limit or otherwise affect any rights or remedies available to the Purchaser.

6.5	Shareholder Approval

6.5.1
The Seller, acting through its board of directors, shall, in accordance with Section 293 (1) (a) of the Act and all other applicable Laws and the articles of association and memorandum of association of the Seller:

(a)
as soon as reasonably practicable, duly set a record date for, call and give notice of the meeting of the shareholders (or a postal ballot as permitted under applicable Law) of the Seller for the purpose of considering and taking action with respect to the transactions contemplated by this Agreement; and

(b)
as soon as reasonably practicable following the record date, (i) cause the ballot to be dispatched to the shareholders of the Seller in an Agreed Form; and (ii) take all other action reasonably necessary or advisable to secure the approval of the shareholders of the Seller required by applicable Law to effect the transactions contemplated by this Agreement.

6.6	No Negotiation

6.6.1
Until the Closing, the Seller shall not, and the Seller shall cause its Affiliates, directors and Key Employees not to, directly or indirectly: (a) solicit, initiate, encourage, knowingly facilitate, or entertain any inquiry or make any proposal or offer; (b) enter into, continue or otherwise participate in any discussions or negotiations; (c) furnish to any Person any non-public information or grant any Person access to their properties, assets, books, Contracts, personnel or records; or; (d) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other Contract or propose, whether publicly or to any director or shareholder, or agree to do any of the foregoing for the purpose of encouraging or facilitating any proposal, offer, discussions or negotiations; in each case regarding any transaction that would result in a Person other than the Purchaser acquiring all or any part of the Business, whether by merger, business transfer agreements, purchase of assets, purchase of stock, tender offer, lease, license or otherwise. Each of the Seller and the Seller's Affiliates shall immediately cease and cause to be terminated any such negotiations, discussion or Contracts (other than with the Purchaser) that are the subject of clauses (a), (b) or (d) above and shall immediately cease providing and secure the return of any non-public information and terminate any access of the type referenced in clause (c) above. If any of the Seller or any of its Affiliates, directors, officers, employees, agents, consultants or other advisors and representatives receive, prior to the Closing, any offer, proposal or request, directly or indirectly, of the type referenced in clause (a), (b) or (d) above or any request for disclosure or access as referenced in clause (c) above, the Seller and its Affiliates shall immediately suspend or cause to be suspended any discussions with such offeror or Person with regard to such offers, proposals or requests. It is agreed and understood that the terms of this Clause 6.6.1 shall not prevent the Seller from: (i) issuing or selling any shares of capital stock of the Seller to third parties in one or more transactions provided that such issuances or sales do not result in a Change of Control of the Seller or (ii) selling or divesting assets of the Other Businesses, in each case of (i) or (ii) for the purposes of raising funds for the Seller from third parties.

Business Transfer Agreement

6.6.2
Until the Closing, neither the Purchaser nor any of its Representatives shall, in relation to the Business: (a) solicit, initiate, encourage, knowingly facilitate, or entertain any inquiry or make any proposal or offer in India; (b) enter into, continue or otherwise participate in any discussions or negotiations in India; (c) approve or enter into, any agreement, memorandum of understanding, letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other agreement in India, which could reasonably be expected to adversely affect the Purchaser’s ability to consummate the transactions contemplated by this Agreement. It is agreed and understood that the terms of this Clause 6.6.2 shall not prevent the Purchaser from conducting any activity referenced in clause (a), (b) or (c) provided that such actions do not affect the Purchaser’s ability to consummate the transactions contemplated under this Agreement.

6.7	Intercompany Arrangements

Except as set out in this Agreement, prior to the Closing, the Seller shall, and shall cause its Affiliates to, terminate all agreements or arrangements, written or unwritten, of any kind, between the Seller and any of its Affiliates with respect to the Business, such termination to have effect immediately prior to the Closing.

6.8	Real Property

Prior to the Closing, the Seller, at its sole cost and expense, shall take such steps as are necessary to pay in full all applicable Taxes and outgoings due and payable in respect of the Owned Real Property and Category Land 3, including electricity and water charges prior to the Closing Date, subject to appropriate proration to the extent such payments relate to the period after the Closing. The Purchaser agrees to cooperate with the Seller in reimbursing the Seller for any amounts paid by the Seller to the extent relating to the period after the Closing.

6.9	Financial Statements

From the Effective Date, the Seller shall cooperate in good faith with the Purchaser with respect to the Purchaser’s preparation of: (a) any audited balance sheets for the Business in accordance with generally accepted accounting principles for financial reporting in the United States and the related statements of income, changes in equity and cash flows that may be required by the Purchaser to satisfy the reporting requirements of the United States Securities and Exchange Commission following the Closing (including the Purchaser's 2011 audited financial statements); and (b) an unaudited opening balance sheet as of the Closing Date in accordance with GAAP.

Business Transfer Agreement

6.10	Contact with Customers and Suppliers

Until the Closing, the Purchaser and the Seller shall cooperate in communicating with any Business Employees, customers, suppliers, licensors, licensees, partners or distributors of the Business concerning the transactions contemplated hereby, including the Purchaser's intentions concerning the operation of the Business following the Closing. Until the Closing, the Purchaser and their representatives shall contact or communicate with the Business Employees, customers, suppliers, licensors, licensees, partners or distributors of the Business in connection with the transactions contemplated hereby only with the prior written consent of the Seller, which shall not be unreasonably withheld or delayed and may be conditioned upon a designee of the Seller being present at any meeting or conference. Nothing in this Clause 6.10 shall prohibit the Purchaser and their representatives from contacting the customers, suppliers, licensors, licensees, partners or distributors of the Business in the ordinary course of the Purchaser’s businesses for the purpose of selling products of the Purchaser's businesses or for any other purpose unrelated to the Business or the transactions contemplated by this Agreement, so long as the Purchaser does not use the Seller’s Confidential Information in making such contacts.

6.11	Replacement of Guarantees

The Purchaser and the Seller shall cooperate with each other with a view to entering into arrangements effective as of the Closing whereby the Purchaser would be substituted for the Seller in any guarantees, letters of comfort, indemnities or similar arrangements entered into by the Seller in respect of the Business (but only to the extent such guarantees, letters of comfort, indemnities or arrangements constitute Assumed Liabilities) including without limitation the bank guarantees set out in Schedule 14. If the Purchaser cannot enter into the arrangements referred to above, the Seller shall not terminate such guaranty arrangements without the Purchaser's consent; provided, however, that the Purchaser shall enter into a separate guaranty with the Seller to guarantee the performance of the obligations of the relevant Person pursuant to the Contract underlying such guaranty arrangements.

6.12	Review of Closing Deliveries

Any draft of a closing delivery that Clause 7.2 requires the Seller to obtain, from a Person in order to deliver at the Closing, shall be in Agreed Form. Any draft of a closing delivery that Clause 7.3 requires the Purchaser to obtain, from a Person in order to deliver at the Closing, shall be in Agreed Form.

6.13	Promoter Obligations

The Promoters, who hold, in the aggregate, 8,531,635 equity shares, which represent approximately 64.62% of the issued and outstanding equity share capital of Seller, hereby consent to, and undertake to vote all of their shares of the Seller in favour of, the entering into of this Agreement by the Seller and the transactions contemplated hereby.

7	CLOSING

7.1	Closing

7.1.1
The Seller shall immediately on fulfillment of the Conditions Precedent that are required to be fulfilled by them, furnish to the Purchaser, a letter in the form provided in Schedule 15 (“Conditions Completion Notice”). The Conditions Completion Notice shall, to the extent relevant, be accompanied by documentary proof evidencing compliance with the Conditions Precedent by the Seller.

Business Transfer Agreement

7.1.2
Subject to the satisfaction of the Purchaser of the completion of the Conditions Precedent, the Closing shall take place at such location as may be mutually agreed in writing, later of the following (i) the 10th (tenth) Business Day following the day on which the Condition Completion Notice is issued, or (ii) date on which differences between the Purchaser and the Seller in connection with the determination of Final Capex Expenditure are resolved mutually as set out in Clause 3.4.6 or (iii) date of determination of the Audit Capex Expenditure by the Accounting Firm as set out in Clause 3.4.6 ; or (iv) at such other time, date or place as the Parties may mutually agree in writing (“Closing Date”). Unless the Parties otherwise agree in writing, the Closing shall be deemed to have occurred at 00:01 a.m. local time in India on the Closing Date. The Parties shall make best endeavors to ensure that Closing takes place on 1 January 2012.

7.1.3
Notwithstanding anything to the contrary contained herein, the Parties agree that Closing under this Agreement shall occur simultaneously with and conditional upon the Closing under the NBZ Product Transfer Agreement, the Mumbai Product Transfer Agreement and the Non-Compete Agreement, and in the event that Closing does not take place under the NBZ Product Transfer Agreement, the Mumbai Product Transfer Agreement or the Non-Compete Agreement, all actions taken pursuant to and under Clause 7 shall not be effective.

7.2	Closing Deliveries

7.2.1	At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:

(a)
copies of the resolutions of the board of directors and shareholders of the Seller, authorizing and approving the transactions contemplated by this Agreement certified by the company secretary or a director of the Seller to be true and complete and in full force and effect and unmodified as of the Closing;

(b)
deed of assignments in respect of all Trademark in the form agreed between the Purchaser and Seller (collectively, the “IP Assignment”) duly stamped executed by the Seller and the originals of all prior deeds of assignment and other documents pursuant to which the Seller has derived its title to the Intellectual Property;

(c)	license agreement in respect of all the Licensed Trademark in the form agreed between the between the Purchaser and Seller;

(d)	each Contract listed in Schedule 8 and all relevant documents for each of these Contracts;

(e)	the Lenders Escrow Agreement duly stamped and executed by the Seller and the Escrow Agent;

Business Transfer Agreement

(f)	the Management Services and Transition Support Agreement executed by the Seller;

(g)	a receipt from the Seller in a form reasonably satisfactory to the Purchaser for the amount of the Cash Consideration less the Release Amount;

(h)
a “consent and no objection certificate” for the Seller from the concerned Assessing Officer of Income Tax pursuant to Section 281 of the Tax Act for the sale of the Business and the Transferred Undertakings, as contemplated hereunder;

(i)
a certificate executed by the statutory auditor of the Seller in Agreed Form certifying that all contributions required to be made in respect of provident fund with respect to the Transferred Employees for all periods up to the Closing Date have been timely made or paid in full;

(j)	the Lender releases and consents required pursuant to Clause 5.1.9;

(k)	a certificate in an Agreed Form, executed by the Seller confirming the satisfaction of the conditions specified in Clause 5.1.1 to Clause 5.1.6, Clause 5.1.8 to Clause 5.1.12;

(l)
executed copies of the deed of conveyance in respect of Category Land 1 and Category Land 2 for the transfer of the title of the said properties, free and clear of all Encumbrance in the name of the Purchaser.

7.2.2	At Closing, the Purchaser shall deliver or cause to be delivered the following:

(a)	the Escrow Amount to the Escrow Agent by wire transfer to the Escrow Account;

(b)	the IP Assignments, if any, that require execution by the Purchaser;

(c)	Receipt by the Purchaser with respect to all movables which have been transferred by way of delivery to the Purchaser pursuant to Clause 7.4;

(d)	the Management Services and Transition Support Agreement duly stamped and executed by the Purchaser;

(e)	such other documents, instruments and agreements as the Seller reasonably requests for the purpose of consummating the transactions contemplated by this Agreement;

(f)	a certificate in an Agreed Form, executed by the Purchaser and Purchaser Parent confirming the satisfaction of the conditions specified in Clause 5.2;

(g)
executed copies of the deed of conveyance in respect of Category Land 1 and Category Land 2 for the transfer of the title of the said properties, free and clear of all Encumbrance in the name of the Purchaser.

Business Transfer Agreement

7.3	Release Amount

On the Closing Date, the Escrow Agent shall release the Escrow Amount in the following manner:

(a)	to the Lenders, a sum equal to the Release Amount which Release Amount shall be specified in the Escrow Agreement;

(b)
to the Seller, the balance amount deposited in the Escrow Account (including any interest accrued on the Escrow Amount) in accordance with instructions received from the Seller alone which shall be accompanied by a copy of the No-Dues Certificate issued by the Lenders, a format of which shall be annexed to the Escrow Agreement.

Closing shall be deemed to have taken place only upon receipt by the Seller of the amounts referred to in sub-clause (b) above.

7.4	Possession

At the Closing, the Seller shall transfer and convey to the Purchaser title, free and clear of all Encumbrances, to those Transferred Undertakings, the title to which may be effectively transferred by delivery of possession thereof, wherever they are currently located, to the Purchaser or the Purchaser’s agent. At the Closing, the Purchaser shall enter into possession of the Business of the Seller and shall take delivery of all the Transferred Undertakings capable of being effectively transferred by delivery of possession thereof.

8	CONDITION SUBSEQUENT

The following are the obligations of the Seller after Closing:

8.1	Transfer of Immovable Property

8.1.1	Category Land 3 to be Transferred to the Purchaser within 6 (six) months of the Closing of this Agreement.

8.1.2
The execution of the deed of conveyance in respect of Category Land 3 shall be completed by the Seller and Purchaser within 30 (thirty) Business Days of receipt of all necessary approvals for the transfer of the title of the said land in the name of the Purchaser.

8.1.3
All necessary approvals from Governmental Authorities including the Town & Country Planning Department, Paonta Sahib, Himachal Pradesh under the Himachal Pradesh Town & Country Planning Act, 1977, to undertake development work at Category Land 2 shall be obtained within 3 (Three) months of the Closing of this Agreement and for Category Land 3 shall be obtained within 6 (six) months of the Closing of this Agreement.

8.1.4	The Seller shall cooperate with the Purchaser in registering the deed of conveyance executed at Closing in respect of Category Land 1 and Category Land 2 with the relevant Governmental Authorities.

Business Transfer Agreement

8.2	Export Licenses and Agreements

8.2.1	The Parties shall as soon as possible (but not later than 45 (forty five) days, jointly make an application to transfer all the export licenses listed in Schedule 16 in the name of the Purchaser.

8.2.2	The Parties shall as soon as possible (but not later than 45 (forty five) days, jointly make an application to transfer all the export agreements listed in Schedule 16 in the name of the Purchaser.

9	POST COMPLETION COVENANTS

9.1	Tax Matters

9.1.1
All Transfer Taxes pertaining to or arising out of or in connection with or attributable to the transactions contemplated by this Agreement, regardless of whether such Transfer Taxes, expenses and fees are imposed by Law on the Purchaser, shall be paid and borne by the Purchaser. The Purchaser shall prepare, subject to the Seller’s reasonable approval (which approval shall not be unreasonably withheld or delayed), and timely file all Tax Returns required to be filed in respect of Transfer Taxes. The Seller and the Purchaser shall reasonably cooperate with each other to share information reasonably needed for the preparation of those Tax Returns and any Tax clearance certificates that either the Seller or the Purchaser may request.

9.1.2
With respect to any Taxes based on the value of property assessed against any of the Transferred Undertakings, the Seller shall pay those Taxes attributable to periods or partial periods ending on or prior to the Closing Date, and the Purchaser shall pay those Taxes attributable to periods or partial periods beginning after the Closing Date, with a daily allocation for any period that begins on or before the Closing Date and ends after the Closing Date. Each Party agrees to cooperate with the other Parties in paying or reimbursing Tax obligations described in this Clause 9.1.2. Nothing in this Agreement makes a Party liable for the income or franchise Taxes of the other Party.

9.1.3
The Seller shall, at Purchaser's sole cost and expense, make commercially reasonably endeavors to provide all other necessary assistance for the transfer of any applicable Tax Governmental Authorizations included in the Transferred Undertakings to the Purchaser.

9.1.4
As soon as reasonably practicable following the Closing Date, the Seller shall make all filings to Tax authorities required under applicable Tax Laws in order to (a) notify such Tax authorities of the sale of the Transferred Undertakings to the Purchaser and the assumption of the Assumed Liabilities by the Purchaser, (b) transfer all unutilized indirect tax credits to the Purchaser and (c) transfer and change the registered holder of the Export Promotion Capital Goods Governmental Authorizations.

9.1.5
The transfer of the Business is on a going-concern basis and any determination of the value of an asset or liability for the sole purpose of payment of stamp duty, registration fees or other similar Transfer Taxes shall not be regarded as assignment of values to individual assets or liability.

Business Transfer Agreement

9.2	Public Announcements

Until Closing and except for the press releases of the Seller and the Purchaser, which shall be released by the Seller and the Purchaser on the Effective Date, neither Party shall issue or make any public announcement, press release or other public disclosure regarding this Agreement without the other Party’s prior written Consent, except for: (a) any public announcements, including and not limited to a scheduled conference call held for purposes of announcing the transaction, current report on SEC Form 8-K, press releases or other public disclosures which describe the transaction in a manner not inconsistent with the  contents of the press releases on the Effective Date; and (b) any such disclosure that is, in the opinion of the disclosing Party’s counsel, required by Law or the rules of a stock exchange on which the securities of the disclosing Party are listed with respect to this Agreement. In the event a Party is, in the opinion of its counsel, required to make a public disclosure by Law or the rules of a stock exchange on which its securities are listed regarding this Agreement, such Party shall submit the proposed disclosure in writing to the other Party a commercially reasonable amount of time prior to the disclosure in order to allow for a reasonable opportunity to provide comments thereon and shall incorporate the reasonable comments provided by the other Party.

9.3	Privileges

The Seller acknowledges that the Transferred Undertakings include all attorney work-product protections, attorney-client privileges and other legal protections and privileges to which the Seller may be entitled in connection with any of the Transferred Undertakings or Assumed Liabilities. The Seller is not waiving, and shall not be deemed to have waived or diminished, any of its attorney work-product protections, attorney-client privileges or similar protections or privileges as a result of the disclosure of information to the Purchaser and its representatives in connection with this Agreement and the transactions contemplated by this Agreement. The Seller and the Purchaser: (a) share a common legal and commercial interest in all of the information and communications that may be subject to such protections and privileges; (b) are or may become joint defendants in Proceedings to which such protections and privileges may relate; and (c) intend that such protections and privileges remain intact should any of the Parties become subject to any actual or threatened Proceeding to which such information or communications relate. The Seller agrees that it shall have no right or power after the Closing Date to assert or waive any such protections or privileges included in the Transferred Undertakings. The Seller shall take any actions reasonably requested by the Purchaser, in order to permit the Purchaser to preserve and assert any such protections or privileges included in the Transferred Undertakings of the Business.

9.4	Assistance in Proceedings

From and after the Closing for a period of 1 (one) year thereafter, at the reasonable request of either Party and subject to customary confidentiality restrictions, both Parties shall reasonably cooperate with the each other and their counsels in the contest or defense of, and make available their personnel and provide any testimony and access to their books and records in connection with, any Proceeding involving or relating to: (a) any of the transactions contemplated by this Agreement; or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving the Party or the Business.

Business Transfer Agreement

9.5	Non-competition and Non-solicitation

9.5.1
In view of the transactions contemplated by the terms of this Agreement and the acquisition by the Purchaser of the Goodwill and save as otherwise provided in any Transaction Documents, during the period commencing on the Closing Date and ending on the 4th anniversary of the Closing Date (the “Restricted Period”), the Seller shall not, and shall cause all its Affiliates and Relatives not to, directly or indirectly: (a) engage in any business anywhere in the world that conducts any Purchaser Competing Activities; or (b) own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as a partner, stockholder, co-venturer, consultant or otherwise, any Person that is engaged in the business of conducting any Purchaser Competing Activities anywhere in the world, provided, however, nothing contained herein shall apply to the ownership of securities not exceeding 5% (five percent) of the outstanding voting power of any Person which are listed on any national securities exchange as long as the Person owning such securities has no other connection or relationship with such Person.

9.5.2
“Purchaser Competing Activities” means the business of researching, evaluating, developing, testing, selling, marketing, distribution, obtaining regulatory approval for, manufacturing, negotiating third party contracts for, procuring materials for, performing fill and finish services for, any of the products listed in Schedule 17, in all formulations and dosage forms and for any and all indications but shall not include (i) any of the aforementioned activities in relation to the products listed in Schedule 18 for exporting only to the particular countries specified therein and (ii) marketing of eye-care products. For avoidance of doubt, Purchaser Competing Activities shall not cover “trading activity” which means import or domestic purchase of any pharmaceutical products and their distribution thereof and will exclude any contract manufacturing and marketing activity.

9.5.3
During the Restricted Period, the Seller shall not, directly or indirectly, for itself or on behalf of or in conjunction with any other Person, and the Seller shall cause its Affiliates not to, directly or indirectly call upon any employee of the Purchaser for the purpose or with the intent of soliciting such employee away from or out of the employment of the Purchaser, or employ or offer employment to any individual who was or is employed by the Purchaser unless such individual shall have ceased to be employed by the Purchaser for a period of at least 12 (twelve) months prior thereto or unless such person is an individual who has applied for employment with the Seller or its Affiliates in response to a general solicitation for such employment made by the Seller or its Affiliates whether by way of newspaper advertisements or other medium.

9.5.4
During the Restricted Period, the Purchaser shall not, directly or indirectly, for itself or on behalf of or in conjunction with any other Person, and the Purchaser shall cause its Affiliates not to, directly or indirectly call upon any Transferred Employee or any individual who is, at the time the individual is called upon, an employee of the Seller for the purpose or with the intent of soliciting such employee away from or out of the employment of the Seller, or employ or offer employment to any individual who was or is employed by the Seller unless such individual shall have ceased to be employed by the Seller for a period of at least 12 (twelve) months prior thereto.

9.5.5
If a final Judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Clause 9 is invalid or unenforceable, then the Parties agree that the court or tribunal shall have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Clause 9.5.5 shall be enforceable as so modified after the expiration of the time within which the Judgment may be appealed. The Parties agree that this Clause 9.5.5 is reasonable and necessary to protect and preserve the legitimate business interests, the value of the Transferred Undertakings, the Goodwill being purchased by the Purchaser and to prevent any unfair advantage being conferred on either Party.

Business Transfer Agreement

9.5.6	The Parties agree that the covenants of non-competition and non-solicitation contained in this Clause 9.5 are reasonable covenants under the circumstances.

9.6	Use of Trademarks

From and after the Closing, the Seller shall not, and shall cause its Affiliates not to, directly or indirectly, use or do business, or assist any Person in using or doing business, under the product specific Trademarks used by the Business. Further, the Purchaser shall be allowed to use the Licensed Trademark. It is agreed and understood that the Purchaser shall only use the Corporate Names in accordance with the provisions of Clause 9.13.

9.7	Reports and Returns

The Seller shall promptly after the Closing prepare and file all Tax related filings, reports and returns required under applicable Laws relating to the Business as conducted using the Transferred Undertakings for the period prior to the Closing Date.

9.8	Access to Records

9.8.1
After the Closing, the Purchaser shall retain for the longer of such period as may be specified under any applicable Law or as consistent with the Purchaser’s record retention policies and practices those records included in the Transferred Undertakings delivered to the Purchaser. The Purchaser also shall provide the Seller and their employees, agents, consultants and other advisors and representatives reasonable access thereto as may be reasonably requested to enable them to prepare financial statements or Tax Returns, deal with Tax audits or pay, discharge or perform the Excluded Liabilities. The Purchaser agrees with the Seller to provide all reasonable assistance, co-operation and support including declarations, forms and documents to enable the Seller to adequately deal with all litigation, Tax claims, Proceedings and assessments.

9.8.2
The Seller shall preserve all books of account, records and files in respect of the Business, of which the Purchaser have not been given possession, for such period as may be specified under any applicable Law. The Seller shall cause each of its Affiliates and their respective employees, agents, consultants and other advisors and representatives to, allow, subject to applicable law, the Purchaser, its employees, officers, advisers and agents reasonable access and to make copies thereof, as may be reasonably requested by the Purchaser, to the books, records and files relating to the Business for the period prior to and up to the Closing Date. The Seller agrees with the Purchaser to provide all reasonable assistance, co-operation and support including declarations, forms and documents to enable the Purchaser to adequately deal with all litigation, Tax claims, Proceedings and assessments.

Business Transfer Agreement

9.9	Returns of Products

9.9.1
The Seller shall be responsible for and shall indemnify and hold harmless the Purchaser in accordance with the provisions of Clause 13 against any and all Losses that the Purchaser may suffer (including the cost of replacement or returns of products of the Business), arising out of, relating to or resulting from products of the Business that were sold prior to the Closing and returned or claimed for credit by any customer or distributor within the first 12 (twelve) months after the Closing Date (collectively, “Returns”).

9.9.2
During the 12 (twelve) month period following the Closing Date, neither the Purchaser nor the Seller (nor any Affiliates of the Parties) shall initiate or encourage customers or distributors of the Business to return products, except as the Purchaser reasonably deems prudent or necessary due to quality, health or safety reasons or as required by Law.

9.10	Refunds

Notwithstanding anything contained in this Agreement, if the Seller, on the one hand, or the Purchaser, on the other hand, after the Closing Date receives any funds properly belonging to the other Party in accordance with the terms of this Agreement, the receiving Party shall promptly so advise such other Party, shall segregate and hold such funds in trust for the benefit of such other Party and shall promptly deliver such funds, together with any interest earned thereon, to an account or accounts designated in writing by such other Party.

9.11	Inquiries

After the Closing and for a period of six months thereafter, the Seller shall refer to the Purchaser any inquiry that the Seller or any of its Affiliates receive relating to the Business or the Transferred Undertakings; provided, however, that the Seller shall not refer (but shall provide the Purchaser with prompt written notice thereof pursuant to Clause 17 to the Purchaser any inquiry related to any Proceeding or any claim with respect to the operation of the Business prior to the Closing.

9.12	Product Complaints

Prior to the Closing Date, within 5 (five) days of the Seller receiving any notice or other communication from any Governmental Authority or any other Person regarding any actual, alleged or potential safety, contamination, adulteration or misbranding issues with respect to the products related to the Business or becoming aware of any fact or circumstance reasonably likely to lead to a recall, withdrawal, field correction, field action or field alert report related to any products of the Business, the Seller shall notify the Purchaser in writing pursuant to Clause 17 of such notice, communication, fact or circumstance.

9.13	Use of Corporate Name

9.13.1	Except as specifically provided in this Clause 9.13, from and after the Closing, neither the Purchaser nor any of its Representatives shall use or permit their distributors to use the Corporate Name.

Business Transfer Agreement

9.13.2	Within 6 (six) months after the Closing Date, the Purchaser shall cease to use and remove or cover the Corporate Name from all signs and billboards.

9.13.3
Within 6 (six) months after the Closing Date, the Purchaser shall cease to use and remove or cover the Corporate Name from all signs sales invoices, printed forms, documents, stationery, office supplies or other similar materials.

9.13.4
The Purchaser and designees shall have the right to market, promote, sell and distribute all Inventory existing as of the Closing bearing the Corporate Name until the expiration (on a product by product of the Business basis) of the relevant stock for a period of 6 (six) months from the Closing Date. However, if after the 6 (six) month period, if any Inventory stock is unsold and still in possession of the Purchaser (“Unsold Inventory”), the Purchaser and its designees shall have the right to market, promote, sell and distribute such Unsold Inventory bearing the Corporate Name (on a product by product of the Business basis) for a period extending to the shelf life of each product, with the prior written consent of the Seller, whose consent shall not be unreasonably withheld.

9.13.5
The Purchaser and designees shall have the right to manufacture, assemble and package (or have manufactured, assembled and packaged) products of the Business bearing the Corporate Name, to the same extent as such products are manufactured, assembled, packaged and sold as of the Effective Date, for up to 6 (six) months following the Closing Date.

9.13.6
The Purchaser and designees may use product literature that bears the Corporate Name for up to 6 (six) months after the Closing Date. No product literature used after 6 (six) months after the Closing Date may include a reference to the Corporate Name.

9.14	Further Action

9.14.1
Subject to the other express provisions of this Agreement, the Parties undertake to assist each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement (including without limitation obtaining necessary consents for the transactions contemplated herein), and the Parties agree: (a) to furnish, or cause to be furnished, upon request to each other such further information; (b) to execute and deliver, or cause to be executed and delivered, to each other such other documents; and (c) to do, or cause to be done, such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby. Without limitation of the foregoing, the Seller undertakes to assist the Purchaser following the Closing and provide all necessary assistance, take all necessary actions as may be required and execute such documents to: (i) register the IP Assignments; and (ii) fully vest the Intellectual Property in the name of the Purchaser. Notwithstanding anything contained in this Agreement, the Purchaser shall pay to the Seller all costs and expenses required to for make applications for obtaining Consents and Governmental Authorizations as required under this Agreement.

Business Transfer Agreement

9.14.2
Nothing in this Clause 9.14 shall be deemed a waiver by the Purchaser of its rights to have received on the Closing an effective assignment of all of the Transferred Undertakings, nor shall this Clause 9.14 be deemed to constitute an agreement to exclude from the Transferred Undertakings any of the assets described under Clause 2.1.

9.14.3
The Purchaser will undertake the Business in compliance with all applicable Laws to the extent licenses belonging to the Seller are used by the Purchaser. The Purchaser will not engage in any conduct with any Person including the customers, suppliers, in a manner which will prejudice the relationship between the Seller and such parties and the ability of the Seller to conduct its business.

9.14.4
Post the Closing Date, the Seller shall make commercially reasonable efforts to ensure procurement of the licences, approvals and consents listed out in Schedule 11 in favour of the Purchaser. The Seller shall diligently follow up with all such third parties and Governmental Authorities to ensure timely completion of the procurement of such licences, approvals and consents in the name of the Purchaser.

9.14.5	Post the Closing Date, the Seller shall within 6 (six) months make commercially reasonable efforts to renegotiate the contracts listed in Schedule 19.

9.15	EPCG Licenses

In the event that the endorsement of the EPCG Licenses in the name of the Purchaser has not been completed as a condition precedent as set out in Clause 5.3.2, the Parties shall forthwith upon Closing take necessary steps and execute necessary documents to effect (i) the endorsement on all EPCG Licenses in the name of the Purchaser, and (ii) the transfer of EPCG Bonds (executed with the Customs authorities), relating to the EPCG Licenses in the name of the Purchaser or furnishing of fresh EPCG Bonds / bank guarantees by the Purchaser relating to above EPCG Licenses to the Customs authorities / DGFT, as the case may be.

Without prejudice to the generality of the above, the Purchaser shall within 10 (ten) Business Days from the date of endorsement of the EPCG Licenses / in principle approval set out in Clause 5.3.2 in the name of the Purchaser, execute necessary EPCG bonds, bank guarantees, undertaking and other related documents to the Customs authorities or DGFT.

10	REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the exceptions specifically set forth on the disclosure schedule delivered by the Seller to the Purchaser concurrently with the execution and delivery of this Agreement and the updated disclosure schedule delivered to the Purchaser on the Closing Date (the “Seller Disclosure Schedule”), the Seller represents and warrants to the Purchaser as of the Effective Date and as of the Closing Date as follows:

10.1	Organization and Good Standing

The Seller is a company duly organized and validly existing under the Laws of India, and the Seller has all requisite company power and authority to own, lease and operate the Transferred Undertakings of the Business and to conduct the Business. The Seller has made available to the Purchaser accurate and complete copies of the articles of association, memorandum of association or other constituent documents of the Seller, as currently in effect, and the Seller is not in default under or in violation of any provision thereof.

Business Transfer Agreement

10.2	Authority and Enforceability

The Seller has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement, subject to the terms of this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Seller and the Seller has made available to the Purchaser an accurate and complete copy of the approval of the board of the directors of the Seller containing such authorization. This Agreement constitutes the valid and binding obligations of the Seller, enforceable against the Seller in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other Law of general application relating to or affecting creditors’ rights generally.

10.3	No Conflict

Neither the execution, delivery and performance of this Agreement by the Seller, nor the consummation of the transactions contemplated hereby or thereby, shall (a) directly or indirectly (with or without notice, lapse of time, or both) conflict with, result in a breach or violation of, constitute a default under, give rise to any right of termination, or result in the impositions of any Encumbrances (other than Permitted Encumbrances) on the Business or the Transferred Undertakings under: (i) the articles of association or memorandum of association of the Seller or any resolution adopted by the board of directors or shareholders of the Seller; (ii) any Material Contract to which the Seller is a party which pertains to the Transferred Undertakings or, (iii) any Law, Judgment or Governmental Authorization applicable to the Seller or (b) require the Seller to obtain any Consent or Governmental Authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person other than as contemplated in this Agreement.

10.4	Financial Statements

10.4.1	Attached as Annexure 1 of the Seller Disclosure Schedule are the following financial statements (collectively, the “Financial Statements”):

(a)
audited consolidated and consolidating balance sheets of the Seller as of 31 March 2010 and 31 March 2011 and the related audited consolidated and consolidating profit and loss account and statements of cash flows for each of the fiscal years then ended, including in each case any notes thereto, together with the report thereon of independent chartered accountant (the most recent of which, the “Balance Sheet”); and

(b)
unaudited carve-out balance sheets of the Business as of 31 March 2010 and 31 March 2011 (the most recent of which, the “Business Balance Sheet”) and the related unaudited profit and loss account for each of the fiscal years then ended;

10.4.2
To the extent related to the Business, the Financial Statements (including the notes thereto) have been prepared in accordance with GAAP, consistently applied throughout the periods involved (except that the interim financial statements are subject to normal recurring year-end adjustments, the effect of which shall not, individually or in the aggregate, be material, and the absence of notes that, if presented, would not differ materially from the notes to the Balance Sheet or the Business Balance Sheet, as applicable). To the extent related to the Business, the Financial Statements fairly present in all material respects the financial condition, results of operations, changes in shareholders’ equity and cash flows of the Seller and the Business as of the respective dates and for the periods indicated therein].

Business Transfer Agreement

10.5	Books and Records

To the extent related to the Business, the books of account, minute books, register of members and other statutory records required to be maintained by the Seller, are accurate and complete in all material respects, and have been maintained in accordance with applicable Law.

10.6	Inventory

To the extent related to the Business and to the knowledge of the Seller all Inventory is of a quality and quantity usable and, with respect to finished goods, salable in the Ordinary Course of Business. None of such Inventory is obsolete, damaged, defective, distressed or of below-standard quality, except that which has been or shall be written off or written down to net realizable value on the Balance Sheet and the Business Balance Sheet and the accounting records of the Seller as of the Closing Date in accordance with the past custom and practice of the Seller. The quantities of Inventory are reasonable in the Ordinary Course of Business. Since the date of the Balance Sheet, the Seller has continued to replenish Inventory in the Ordinary Course of Business and at a cost not exceeding market prices prevailing at the time of manufacture. All Inventory is maintained at the factory operated out of the Paonta Sahib Plant of the Seller located at Khasara Nos 200/5, 201/5, 202/5, 203/5, 204/5, 205/5, 206/5, 207/5, 209/5, 212/5, 213/5, 231/5, 231/120, 233/120 of Village Nihalgarh, Tehsil Paonta Sahib, Himachal Pradesh 173025 and the factory operated out of the Paonta Sahib Plant of the Seller located at Khasara Nos 8/1, 220/9, 221/9,222/9, 223/9, 224/9, 8/2 of Village Nihalgarh, Tehsil Paonta Sahib, Himachal Pradesh 173025 and no Inventory is held on a consignment basis. The Seller does not have any commitments to purchase raw materials other than in the Ordinary Course of Business.

10.7	No Undisclosed Liabilities

Except as set forth in the Financial Statements, there are no other Liabilities of the Business that are required to be reflected in a balance sheet of the Business prepared in accordance with GAAP, other than Liabilities (a) arising after the date of the Balance Sheet in the Ordinary Course of Business or (b) that constitute Excluded Liabilities.

10.8	Absence of Certain Changes and Events

Since the date of the Balance Sheet: (a) the Seller has conducted the Business only in the Ordinary Course of Business; and (b) there has not been any Material Adverse Effect. Without limiting the generality of the foregoing, since the date of the Balance Sheet, with respect to the Business or the Transferred Undertakings, as applicable, other than in the Ordinary Course of Business, there has not been any:

Business Transfer Agreement

10.8.1	amendment or authorization of any amendment to the Seller’s articles of association or memorandum of association;

10.8.2
(i) issuance, incurrence, assumption, guarantee or amendment of any Indebtedness; (ii) loans, advances or capital contributions to, or investment in, any other Person; or (iii) entry into any hedging contract or other financial agreement or arrangement designed to protect the Seller against fluctuations in commodities prices or exchange rates;

10.8.3	sale, lease, license, pledge or other disposition of, or Encumbrance on, any of the Transferred Undertakings (other than sales of inventory in the Ordinary Course of Business);

10.8.4
acquisition, (i) by merger or consolidation with, or by purchase of all or a substantial portion of the assets or any stock of, or by any other manner, any business or Person; or (ii) of any properties or assets related to or in connection with the operation of the Business that are material to the Seller individually or in the aggregate, except purchases of inventory in the Ordinary Course of Business;

10.8.5
damage to, or destruction or loss of, any Transferred Undertakings with an aggregate value to the Seller in excess of INR 2,500,000 (Indian Rupees Two million five hundred thousand) whether or not covered by insurance;

10.8.6
entry into, modification, acceleration, cancellation, termination, default under, or receipt of notice of an event or circumstance that (with or without the lapse of time) would give rise to an acceleration, cancellation, termination or default under, any Material Contract (or series of related Material Contracts) related solely to the Business, which involves a total remaining commitment by or to the Seller of at least INR 2,500,000 (Indian Rupees Two million five hundred thousand) or otherwise outside the Ordinary Course of Business;

10.8.7
(i) except as required by Law, adoption, entry into, termination or amendment of any Business Employee Plan, and with respect to the Business Employees, any collective bargaining agreement or employment, severance or similar contract; (ii) material increase in the compensation, allowances or fringe benefits of, or payment of any bonus to, any director, officer, Business Employee or consultant or other independent contractor hired or retained by the Seller in connection with the Business; (iii) amendment or acceleration by the Seller of the payment, right to payment or vesting of any compensation or benefits in respect of the Business Employees; (iv) payment by the Seller of any benefit not provided for as of the date of this Agreement under any Business Employee Plan; (v) except for merit increases or bonus payments made in the Ordinary Course of Business, grant by the Seller of any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, or the removal of existing restrictions in any Business Employee Plan or Contract or awards made thereunder; or (vi) any action by the Seller other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any Business Employee Plan;

10.8.8
cancellation, compromise, release or waiver of any claims or rights (or series of related claims or rights) related to the Business or the Transferred Undertakings with a value to the Seller exceeding INR 2,500,000 (Indian Rupees Two million five hundred thousand) outside of the Ordinary Course of Business;

Business Transfer Agreement

10.8.9	settlement or compromise in connection with any Proceeding involving the Business or the Transferred Undertakings exceeding INR 1,000,000 (Indian Rupees One million);

10.8.10
except as contemplated in this Agreement, capital expenditure or other expenditure by the Seller with respect to property, plant or equipment for use in the Business in excess of INR 10,000,000 (Indian Rupees Ten million) individually or in excess of INR 150,000,000 (Indian Rupees One hundred fifty million) in the aggregate;

10.8.11	change in the Seller’s accounting principles, methods or practices or investment practices, including any changes as were necessary to conform with GAAP;

10.8.12	acceleration or delay in the payment of accounts payable or other Liabilities or in the collection of notes or accounts receivable;

10.8.13	increase in the level of the delinquent accounts payable beyond that which is incurred in the Ordinary Course of Business;

10.8.14	making or rescission by the Seller of any Tax election, settlement or compromise of any Tax Liability or amendment of any Tax Return;

10.8.15
act or omission that would impair or otherwise adversely affect the Business, any of the Transferred Undertakings or Assumed Liabilities or the performance by the Seller of its obligations under this Agreement; or

10.8.16	agreement by the Seller, whether in writing or otherwise, to do any of the foregoing.

10.9	Assets

Annexure 2 of the Seller Disclosure Schedule sets forth a complete list of the assets of the Transferred Undertakings. The Seller has good and marketable title to all of the Transferred Undertakings, free and clear of all Encumbrances, or in the case of leased properties and assets, valid leasehold interests or licenses in such leased or licensed properties or assets. The Seller is in possession of all of the Transferred Undertakings. To the knowledge of the Seller, each tangible asset included in the Transferred Undertakings is in good operating condition and repair, ordinary wear and tear excepted, is free from latent and patent defects, is suitable for the purposes for which it is being used and, is currently planned to be used by the Seller and has been maintained in the Ordinary Course of Business. The Seller has in full force and effect maintenance contracts with independent contractors in respect of all material assets constituting the Transferred Undertakings and in respect of all Transferred Undertakings for which the Seller is obliged to maintain or repair such Transferred Undertakings under a leasing or similar contract.

Business Transfer Agreement

10.10	Real Property

10.10.1
Other than as disclosed in the Seller Disclosure Schedule, the Seller does not own other Real Property, nor any outstanding options, rights of first offer or rights of first refusal to purchase Real Property which is used, or to be used, in the conduct of the Business.

10.10.2
The Seller is in peaceful and undisturbed possession of the Owned Real Property and Category Land 3. Except as otherwise stated in this Agreement, the title of the Seller to the Category Land 1 is clear and marketable and free from encumbrances of any nature whatsoever. There are no contractual or legal restrictions that preclude or restrict the ability of the Seller to use the Owned Real Property and Category Land 3 for the purposes for which they are currently being used and currently planned to be used by the Seller. Immediately following the Closing, the Purchaser shall have the ability to use the Owned Real Property and Category Land 3 for the purposes that the Seller is currently using such Owned Real Property and Category Land 3.

10.10.3
The Seller has not leased, licensed or otherwise granted to any Person the right to use or occupy any portion of the Owned Real Property and Category Land 3, and Seller has not received notice, nor has Knowledge of any claim of any Person to the contrary.

10.10.4
Use of the Owned Real Property and Category Land 3 for the various purposes for which they are presently being used is permitted as of right under all applicable Laws, including Planning and Zoning Laws. All buildings, structures, fixtures and other improvements included in Owned Real Property and Category Land 3 (collectively, the “Improvements”) are in compliance in all material respects with all applicable Laws. No material part of any Improvement encroaches on any Real Property not included in the Owned Real Property and Category Land 3, and there are no Improvements primarily situated on adjoining Real Property which encroach on any part of the Owned Real Property and Category Land 3. The Owned Real Property and Category Land 3 has reasonable access to a public road, for the purpose of transporting the finished products out from the Transferred Undertaking.

10.10.5
The Improvements have been constructed in all material respects in accordance with applicable Laws and are structurally sound, are in good operating condition and repair, ordinary wear and tear excepted, are free from latent and patent defects, are suitable for the purposes for which they are being used and are currently planned to be used by the Seller and have been maintained in compliance with applicable Law. The Owned Real Property and Category Land 3 constitute all of the Real Property necessary to conduct the manufacture of the products of the Business as currently conducted by the Seller. The Real Property permits are transferable to the Purchaser without the consent of the issuing Governmental Authority or any other Person.

10.10.6
The Seller has not received any notice from any Governmental Authority or other Person having jurisdiction over the Owned Real Property and Category Land 3 threatening a suspension, revocation, modification or cancellation of any Real Property Permit and to the knowledge of the Seller no event has occurred or circumstance exists that to the knowledge of the Seller could reasonably be expected to give rise to the issuance of any such notice or the taking of any such action.

Business Transfer Agreement

10.10.7
To the knowledge of the Sellers, there are no Taxes, assessments, fees, charges or similar costs or expenses imposed by any Governmental Authority, association or other Person having jurisdiction over the Owned Real Property and Category Land 3 with respect to any Owned Real Property and Category Land 3 or portion thereof that are due but nor paid by the Seller and there is no pending or, to the Knowledge of the Seller, threatened increase or special assessment or reassessment of any such Taxes, costs or expenses.

10.10.8	To the knowledge of the Seller, the Owned Real Property and Category Land 3 is not reserved for any public purpose.

10.10.9
To the knowledge of the Seller, there are no pending Proceedings against the Seller or any Person on behalf of the Seller, by any Governmental Authority with respect to the use of the Owned Real Property and Category Land 3 or any part thereof for non-agricultural purposes, or with respect to the non-payment of conversion fees for non-agricultural use or with respect to the conversion of the Owned Real Property and Category Land 3 from agricultural land to non-agricultural land.

10.10.10
No notices have been received by the Seller or any Person on behalf of the Seller relating to the Owned Real Property and Category Land 3 either from any Governmental Authority under the provisions of the Municipal Corporation Act, the Epidemic Diseases Act, the Land Acquisition Act, the Town Planning Act, the Defence of India Act, the Factories Act, the Industrial Disputes Act or other applicable Laws (including any notice for acquisition or requisition of the Leased Business Real Property or any part thereof).

10.10.11	All Taxes, outgoings and all other material payments due and payable in respect of the Owned Real Property and Category Land 3, including electricity and water charges, have been paid in full.

10.11	Intellectual Property

10.11.1
The Intellectual Property includes all Intellectual Property owned by the Seller for the conduct of the Business as conducted as on the Effective Date. The Seller does not use in any manner whatsoever, any other form of intellectual property for the purposes of the Business.

10.11.2
The Seller owns all right, title and interest in the Intellectual Property and the Intellectual Property shall not be lost, or rendered liable to termination, by virtue of the transactions contemplated by this Agreement.

10.11.3
The Seller is the sole and exclusive owner of, and has valid title to, free and clear of all Encumbrances, the Intellectual Property. Immediately following the Closing, the Purchaser shall be the sole and absolute owners of, and shall have valid title to, free and clear of all Encumbrances, the Intellectual Property, and shall have the full right to use, license, assign and transfer the Intellectual Property in the same manner and on the same terms and conditions that the Seller had immediately prior to the Closing.

Business Transfer Agreement

10.11.4	The Seller has not licensed or otherwise granted any rights in any material Intellectual Property to any Person.

10.11.5	There are no patents licensed by the Seller which are used in the Business.

10.11.6
Annexure 3 of the Seller Disclosure Schedule sets forth an accurate and complete list of all patent, copyright and trademark registrations and applications with any Governmental Authority which are in Seller’s name (the “Registered Intellectual Property”). To the Knowledge of Seller, (a) all registrations and applications with any Governmental Authority with respect to the Registered Intellectual Property have been timely and duly filed, prosecution for such applications has been attended to and all maintenance and related fees have been paid and (b) no event has occurred or circumstance exists that could render the ownership rights of the Seller in and to any of the Registered Intellectual Property null, void, invalid or unenforceable. The Registered Intellectual Property is registered in or assigned to the legal name of the Seller in accordance with applicable Laws.

10.11.7
Seller has not agreed to indemnify, defend or otherwise hold harmless any other Person with respect to Losses resulting or arising from the ownership or use of the Intellectual Property, except pursuant to those Contracts listed on Annexure 4 of the Seller Disclosure Schedule.

10.11.8	Except as specified in Annexure 3 of the Seller Disclosure Schedule:

(a)
no Proceedings have been instituted or, to the Seller's Knowledge are pending or threatened in writing against the Seller, that challenge the right of the Seller with respect to the use or ownership of the Intellectual Property;

(b)
no opposition, re-examination, revocation, nullity suit or other Proceeding is or has been pending involving the Seller or any of its Affiliates with respect to the Intellectual Property or, to the Seller's Knowledge, threatened in writing, in which the scope, validity, or enforceability of any of Intellectual Property is being or has been challenged;

(c)
the Seller has not received any written notice in the last 3 (three) years alleging that the Seller with respect to the conduct of the Business infringes the Intellectual Property rights of any other Person anywhere in the world.

(d)	to the Seller's Knowledge, no legal or natural Person has infringed any of the Intellectual Property in the last 3 (three) years, or is currently doing so.

(e)	to the Seller's Knowledge, there has been no misappropriation of any trade secrets or other material confidential Intellectual Property rights used in connection with the Business by any Person.

10.11.9
The Seller has taken commercially reasonable steps necessary to protect and preserve each item of Intellectual Property, including the know-how, trade secrets and other confidential business information included in any Intellectual Property. The Seller has taken commercially reasonable steps necessary to comply with all applicable obligations to protect the confidentiality of information provided to the Seller by any other Person. To the Knowledge of the Seller, no current or former employees, consultants, third party manufacturers or other independent contractors of the Business have violated any trade secrets or confidential business information included in the Intellectual Property.

Business Transfer Agreement

10.11.10	The Seller is not required to pay any royalty or similar charge to any Person in respect of Seller’s use of any of the Intellectual Property.

10.11.11
To the Seller’s Knowledge, none of the Intellectual Property was developed using any Governmental Authority or university funding or facilities, nor was it obtained from a Governmental Authority or university.

10.12	Software

10.12.1
There is no material Software necessary to conduct the Business, excluding any off-the-shelf software and/or other commercially available Software which can be licensed or procured by Purchaser for less than USD 25,000 (United States Dollars Twenty five thousand) (the “Material Software”).

10.12.2
The Seller owns all right, title and interest in the Material Software and the Material Software shall not be lost, or rendered liable to termination, by virtue of the transactions contemplated by this Agreement.

10.12.3
The Seller is the sole and exclusive owner of, and has valid title to, free and clear of all Encumbrances, the Material Software. Immediately following the Closing, the Purchaser shall be the sole and absolute owners of, and shall have valid title to, free and clear of all Encumbrances, the Material Software, and shall have the full right to use, license, assign and transfer the Material Software in the same manner and on the same terms and conditions that the Seller had immediately prior to the Closing.

10.12.4	Other than the Material Software, the Seller does not use any other software for operating the Business.

10.13	Contracts

10.13.1
Annexure 4 of the Seller Disclosure Schedule, sets forth an accurate and complete list of each of the following Contracts to which the Seller is a party and by which the Seller, or any of the Transferred Undertakings is bound or affected (collectively, the "Material Contracts"):

(a)
is for the purchase of materials, supplies, goods, services, equipment or other assets, the performance of which extends over a period of more than 1 (one) year or that otherwise involves an amount or value in excess of INR 5,000,000 (Indian Rupee Five Million);

(b)
is for the sale of products or other assets, the performance of which extends over a period of more than 1 (one) year or that otherwise involves an amount or value in excess of INR 5,000,000 (Indian Rupee Five Million) and is (a) related to the Business or (b) used in the Business;

Business Transfer Agreement

(c)	is for capital expenditures in excess of INR 5,000,000 (Indian Rupee Five Million);

(d)
is a lease or sublease of any Real Property or personal property, or that otherwise affects the ownership of, leasing of, title to, or use of, any Real Property or personal property (other than personal property leases and conditional sales agreements having a value per item or aggregate payments of less than INR 1,000,000 (Indian Rupee One Million) and a term of less than 1 (one) year);

(e)
is for the employment of, or receipt of any services from, any Business Employee, or any other Person whose services relate directly to the Business, on a full-time, part-time, consulting or other basis providing annual compensation in excess of INR 500,000 (Indian Rupee Five Hundred Thousand);

(f)	is for benefits provided to Business Employees of the Seller, including insurance funded pensions and third party administration Contracts;

(g)	provides for severance, termination or similar pay to the Business Employees;

(h)	provides for a loan or advance of any amount to any Business Employee, other than advances for travel and other appropriate business expenses in the Ordinary Course of Business;

(i)
is a joint venture, partnership or other Contract involving any joint conduct or sharing of any business, venture or enterprise, or a sharing of profits or losses or pursuant to which the Seller or any of its Affiliates has any ownership interest in any other Person or business enterprise;

(j)
contains any covenant limiting the right of the Seller or any of its Affiliates to engage in the Business or to compete (geographically or otherwise) with any Person in conducting the Business, granting any exclusive rights to make, sell or distribute the products of the Business, granting any “most favoured nations” or similar rights with respect to the products of the Business, or otherwise prohibiting or limiting the right of the Seller to make, sell or distribute any products of the Business;

(k)	contains an agreement by the Seller to indemnify, defend or otherwise hold harmless any Person with respect to any Losses resulting or arising from the operation of the Business;

(l)	involves payments based, in whole or in part, on profits, revenues, fee income or other financial performance measures of the Seller or the Business;

(m)	involves a power of attorney granted by or on behalf of the Seller;

Business Transfer Agreement

(n)	is a written warranty, guaranty or other similar undertaking with respect to contractual performance extended by the Seller other than in the Ordinary Course of Business;

(o)
is a settlement agreement with respect to any pending or threatened Proceeding entered into by the Seller or any of its Affiliates within 3 (three) years prior to the Effective Date exceeding INR 1,000,000 (Indian Rupee One Million);

(p)
was entered into other than in the Ordinary Course of Business and that involves an amount or value in excess of INR 1,000,000 (Indian Rupee One Million) or contains or provides for an express undertaking by the Seller to be responsible for consequential damages; or

(q)
under which the consequences of a default or termination could impair the ability of the Seller to perform any of its obligations under this Agreement or otherwise have a material adverse affect on the Business, any of the Transferred Undertakings of the Business or Assumed Liabilities.

10.13.2	The Seller has made available to the Purchaser, an accurate and complete copy of each Material Contract. With respect to each such Material Contract:

(a)
each Material Contract, to the knowledge of the Seller, is legal, valid, binding, enforceable and in full force and effect except to the extent it has previously expired in accordance with its terms or its enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other Law of general application relating to or affecting creditors’ rights generally;

(b)
to the knowledge of the Seller, the Seller and the other party to the Material Contract have performed all of their respective obligations in all material respects required to be performed under the Material Contract;

(c)
the Seller is not in material breach or default under the Material Contract and to the knowledge of the Seller, no event has occurred or circumstance exists that (with or without notice, lapse of time, or both) would constitute a material breach or default by the Seller or, to the Knowledge of the Seller, by any such other party, or give rise to any right of revocation, withdrawal, suspension, acceleration, cancellation, termination, modification, imposition of additional obligations or loss of rights under, result in any payment becoming due under, result in the imposition of any Encumbrances on any of the Transferred Undertakings of the Business under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under the Material Contract; and

(d)	the Material Contract is not under negotiation (nor has written demand for any renegotiation been made), to the Knowledge of Seller, no party has repudiated any portion of the Material Contract.

Business Transfer Agreement

10.13.3
To the Knowledge of the Seller, neither the Seller nor any director, agent, employee or consultant or other independent contractor of the Seller is a party to, or is otherwise bound by, any Contract, including any confidentiality, non-competition or proprietary rights agreement, with any other Person that in any way would materially affect (a) the performance of his or her duties for the Seller in connection with the Business; (b) his or her ability to assign to the Seller rights to any invention, improvement, discovery or information relating to the Business; or (c) the ability of the Seller to conduct the Business as currently conducted or as currently proposed to be conducted.

10.13.4
Except as set forth in Annexure 5 of the Seller Disclosure Schedule, the Seller is not and has not at any time within the past 3 (three) years, been party to any Contract with or derived any revenue from (a) any Governmental Authority; (b) any prime contractor to any Governmental Authority; or (c) any subcontractor with respect to any Contract described in clause (a) or (b).

10.13.5
Except as set forth in Schedule 8, there are no other contracts or customers whose contribution to the revenue of the Business exceed one percent of the total revenue of the Business for the financial year ending 31 March 2011.

10.14	Indebtedness Contracts

10.14.1
Annexure 12 of the Seller Disclosure Schedule sets forth an accurate and complete list of each Contract relating to Indebtedness of the Seller in relation to the Transfer Undertakings, other than accounts receivables and payables in the Ordinary Course of Business (the “Indebtedness Contracts”) The Seller has made available to the Purchaser accurate, complete and final executed versions of all such Indebtedness Contracts of the Seller for review.

10.14.2
With respect to each Indebtedness Contract referred to in Clause 10.14.1 above, the Seller, has performed all of its obligations in all material respects required to be performed under the Indebtedness Contract; and the Seller is not in breach or default under the Indebtedness Contract and to the knowledge of the Seller no event has occurred or circumstance exists that (with or without notice, lapse of time or both) would constitute a breach or default by the Seller or to the Knowledge of the Seller, by any such other party, or give rise to any right of revocation, withdrawal, suspension, acceleration, cancellation, termination, modification, imposition of additional obligations or loss of rights under, result in any payment becoming due under, result in the imposition of any Encumbrances (other than Permitted Encumbrances) on any of the Transferred Undertakings of the Business under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under, the Indebtedness Contract, nor has the Seller nor to the Knowledge of the Seller, has any other party to the Indebtedness Contracts given or received notice or other communication alleging the same.

10.14.3
None of the Indebtedness Contracts affect or shall affect the transactions contemplated by this Agreement or the rights of the Purchaser to the Transferred Undertakings of the Business pursuant to the consummation of the transactions contemplated by this Agreement.

10.14.4	The Lenders listed out in Schedule 5 of this Agreement, includes all Lenders who hold an Encumbrance on Transferred Undertakings as on the Effective Date.

Business Transfer Agreement

10.14.5
Except in respect of the Indebtedness Contracts listed in Annexure 12 of the Seller Disclosure Schedule, the Seller has not been required to provide or agreed to provide or provided any of the Transferred Undertakings of the Business as security in respect of the loans availed by them.

10.15	Tax Matters

10.15.1
The Seller has timely filed all Tax Returns that it was required to file in accordance with applicable Laws in relation to the Transferred Undertakings, and each such Tax Return is accurate and complete in all material respects. The Seller has timely paid and withheld, as applicable, all Taxes due with respect to the taxable periods covered by such Tax Returns and all other Taxes (whether or not shown on any Tax Return). The Seller has not requested an extension of time within which to file any Tax Return which has not since been filed. The Seller has made available to the Purchaser accurate and complete copies of all Tax Returns of the Seller (and their predecessors) for the financial years ended March 31 2009, 2010 and 2011.

10.15.2
To the Knowledge of the Seller, the Seller does not have and nor shall it have additional Liability for Taxes with respect to the Transferred Undertakings with respect to any Tax Return which was required by applicable Laws to be filed on or before the Closing Date, other than those reflected as Liabilities in line items on the Balance Sheet. To the knowledge of the Seller, the amounts reflected as Liabilities in line items on the Balance Sheet and in the notes to accounts under the head “contingent liabilities” for all Taxes with respect to the Transfer Undertakings are adequate to cover all unpaid Liabilities for all Taxes with respect to the Transfer Undertakings, whether or not disputed, that have accrued with respect to, or are applicable to, the period ended on and including the Closing Date. Since the date of the Balance Sheet, the Seller has not incurred any Liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP.

10.15.3
To the Knowledge of the Seller, no Governmental Authority shall assess any additional Taxes for any period for which Tax Returns have been filed. No federal, state, local or other Proceedings are pending or being conducted, nor has the Seller received any: (a) notice from any Governmental Authority that any such audit or other Proceeding is pending, threatened or contemplated; (b) request for information related to Tax matters; or (c) notice of Tax dues or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Governmental Authority against the Seller, with respect to any Taxes due from or with respect to the Seller or any Tax Return filed by or with respect to the Seller. The Seller has not granted or been requested to grant any waiver of any statutes of limitations applicable to any material claim for Taxes or with respect to any material Tax assessment or Tax dues (including Tax demands raised, whether on completion or assessment, including interest and penalty, if any).

10.15.4
All Tax deficiencies that have been claimed, proposed or asserted in writing against the Seller has been fully paid or finally settled, and no issue has been raised in writing in any examination which, by application of similar principles, could be expected to result in the proposal or assertion of a Tax deficiency for any other year not so examined.

Business Transfer Agreement

10.15.5
Save for benefits or exemptions generally available under and subject to applicable Law, none of the Transferred Undertakings of the Business are subject to any prior agreement or arrangement, the effect of which: (a) results in the Seller, not being treated as the owner of such Transferred Undertakings of the Business for income Tax purposes, or (b) shall or may result in the denial or withdrawal of benefits or exemptions being availed of by the Purchaser following the consummation of the transactions contemplated by this Agreement.

10.15.6	There are no Encumbrances upon any of the Transferred Undertakings of the Business arising from any failure or alleged failure to pay any Tax.

10.15.7
There are no outstanding rulings of, or requests for rulings with, any Tax authority expressly addressed to the Seller or any Affiliate of the Seller that are, or if issued would be, binding upon the Purchaser for any Tax period or portion thereof beginning after the Closing Date.

10.16	Employee Benefit Matters

10.16.1
Seller Disclosure Schedule sets forth an accurate and complete list of all Employee Plans maintained by or participated in by the Seller with respect to the Business Employees (“Business Employee Plan”).

10.16.2	No Business Employee has been granted stock options, restricted stock, restricted stock units or other forms of equity compensation by the Seller as part of its employee benefits.

10.16.3
The Seller does not provide health or welfare benefits for any retired or former employee, or their beneficiaries or dependents, nor is it obligated to provide health or welfare benefits to any active employee following such employee’s retirement or other termination of service.

10.16.4
Each Business Employee Plan is and at all times has been maintained, funded, operated and administered, and the Seller has performed all of its obligations under each Business Employee Plan, in each case in accordance with the terms of such Business Employee Plan and in compliance with all applicable Laws. To the Knowledge of the Seller, the Seller has complied with all applicable labour Laws and made all the statutory contributions to the satisfaction of the concerned Governmental Authorities.

10.16.5
No individual who performs services for or on behalf of the Business, other than the Business Employees (such as an independent contractor, leased employee, consultant or special consultant), is eligible to participate in or receive benefits under any Business Employee Plan.

Business Transfer Agreement

10.16.6
The consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) shall not cause accelerated vesting, payment or delivery of, or increase the amount or value of, any payment or benefit under or in connection with any Business Employee Plan or constitute a “deemed severance”, “deemed retrenchment” or “deemed termination” under any Business Employee Plan or otherwise with respect to any director, officer, employee, former director, former officer or former employee of the Seller. The Seller has not made or become obligated to make, and neither the Business Employee Plans nor the Purchaser shall, as a result of the consummation of the transactions contemplated by this Agreement, become obligated to make, any payments that could be non-deductible, nor shall the Seller or the Purchaser be required to “gross up” or otherwise compensate any individual because of the imposition of any excise Tax on such a payment to the individual.

10.16.7	Each Business Employee Plan required to be registered with a Governmental Authority has been registered and maintained in good standing with such applicable Government Authority.

10.16.8
No outstanding Liability has been incurred with respect to any employee engaged in the Business by the Seller for breach of any Contract of employment or for services or redundancy payments, protective awards, compensation for wrongful dismissal or unfair dismissal or for failure to comply with any Judgment for the reinstatement or re-engagement of any employee or for any other Liability accruing from the termination of any Contract of employment or for services.

10.16.9
No gratuitous payment has been made or benefit given (or promised to be made or given) by the Seller in connection with the actual or proposed termination or suspension of employment or variation of any Contract of employment of any Business Employee or any former employee who was engaged in the Business.

10.16.10
All base salary merit increases due to the Business Employees in 2011 have been implemented and all bonus payments due for periods ending prior to the Closing Date have been paid to the Business Employees.

10.16.11
No Business Employee, and no beneficiary or transferee thereof, has or holds any outstanding stock option, stock appreciation right, restricted stock award, or other award or grant based on or related to any equity security of the Seller or any of its Affiliates.

10.17	Employment and Labour Matters

10.17.1
Annexure 8 of the Seller Disclosure Schedule sets forth an accurate and complete list of the employees of the Seller primarily and actively engaged in the Business or otherwise included upon the written mutual agreement of the Seller and the Purchaser (the “Business Employees”) and contract labourers engaged in the Business or otherwise included upon the written mutual agreement of the Seller and the Purchaser, along with, to the extent applicable, the position, date of hire, engagement or seniority, compensation and benefits, scheduled or contemplated increases in compensation and benefits, scheduled or contemplated promotions, accrued but unused sick and vacation leave or paid time off and service credited for purposes of vesting and eligibility to participate under any Business Employee Plan with respect to such Persons. To the Knowledge of the Seller, no Key Employee or group of employees of the Seller engaged in the Business intends to terminate his, her or their employment with the Seller.

10.17.2
The Seller is not, nor has the Seller been, a party to or bound by any collective bargaining, works council, employee representative or other Contract with any labour union, works council or representative of any employee group with respect to any employees engaged in the Business, nor is any such Contract being negotiated by the Seller. The Seller has no Knowledge of any organizing, election or other activities made or threatened at any time within the past 3 (three) years by or on behalf of any union, works council, employee representative or other labour organization or group of employees with respect to any employees engaged in the Business. There is no union, works council, employee representative or other labour organization, which, pursuant to applicable Law, must be notified, consulted or with which negotiations need to be conducted and Consent obtained in connection with the transactions contemplated by this Agreement.

Business Transfer Agreement

10.17.3
With respect to the employees engaged in the Business, the Seller has not experienced any labour strike, picketing, slowdown, lockout, employee grievance process or other work stoppage or labour dispute, nor to the Knowledge of the Seller is any such action threatened. To the Knowledge of the Seller, no event has occurred or circumstance exists that could reasonably be expected to give rise to any such action, nor does the Seller contemplate a lockout of any employees engaged in the Business.

10.17.4
With respect to all employees engaged in the Business, the Seller has complied with all applicable Laws in all material respects and its own policies relating to labour and employment matters, including fair employment practices, terms and conditions of employment, contractual obligations, equal employment opportunity, non-discrimination, immigration, wages, hours, benefits, workers’ compensation, the payment of social security and similar Taxes and occupational safety.

10.17.5
There is no Proceeding pending or, to the Knowledge of the Seller, threatened against or affecting the Seller relating to the alleged violation by the Seller (or its directors or officers) of any Law pertaining to labour relations or employment matters with respect to employees engaged in the Business. With respect to the employees engaged in the Business, to the knowledge of the Seller, it has not committed any unfair labour practice. There has been no complaint, claim or charge of discrimination filed or, to the Knowledge of the Seller, threatened, against the Seller with any arbitrator, Governmental Authority or elsewhere with respect to employees engaged in the Business.

10.17.6
No employee engaged in the Business has been laid off, retrenched or made redundant by the Seller and no such action shall be implemented without advance notification to the Purchaser. There are no employees of the Seller engaged in the Business, who have been terminated or laid off, or whose hours of work have been reduced by more than 50% (fifty percent) by the Seller, in the 6 (six) months prior to the Effective Date.

10.17.7
There is not in existence any Contract of employment with any Business Employee (or any Contract for services with any Person) which cannot be terminated by 3 (three) months’ notice or less without giving rise to a claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal).

10.17.8	Within the last year, no employee engaged in the Business has been transferred from the Business to the Other Businesses.

Business Transfer Agreement

10.17.9
There are no Contracts or Government Authorizations pursuant to which the Seller, as a result of the Seller’s operation of the Business, any portion of the Business or the Transferred Undertakings of the Business, is required to employ Persons located in a particular geographical location.

10.18	Environmental, Health and Safety Matters

10.18.1
The occupation of the facilities or the properties of the Business and the operation of the Business is, and at all times has been, in compliance with in all material respects, under any, Environmental Laws and Occupational Safety and Health Laws. Without limiting the generality of the foregoing, the Seller has obtained and complied in all material respects with all Governmental Authorizations that are required pursuant to Environmental Laws and Occupational Safety and Health Laws for the occupation of the properties or the facilities of the Business and the operation of the Business.

10.18.2
Neither the Seller nor any of its Affiliates has received any notice, report or other written communication or information from any Governmental Authority or other Person, and there are no unresolved, pending or to the knowledge of the Seller threatened claims, suits, demands or other actions regarding: (a) any actual, alleged or potential violation of, or failure to comply with, any Environmental Law, Occupational Safety and Health Law or Governmental Authorization; (b) any Liability or to the knowledge of the Seller potential Liability, including any investigatory, monitoring, remedial or corrective obligation in each case relating to the Business or any Owned Real Property and Category Land 3 arising under any Environmental Law or Occupational Safety and Health Law; or (c) the presence or release into the environment of any Hazardous Material related to the Business or any Owned Real Property and Category Land 3.

10.18.3
The Seller has not, relating to the Business or the Owned Real Property and Category Land 3, either expressly or by operation of Law, assumed, undertaken, provided an indemnity with respect to or otherwise become subject to any Liability, including any obligation for investigatory, monitoring, or corrective or remedial action, of any other Person relating to any Environmental Law or Occupational Safety and Health Law.

10.18.4
To the knowledge of the Seller, no event has occurred or circumstance exists relating to the operations of the Business or the Owned Real Property and Category Land 3 that could reasonably be expected to: (a) prevent, hinder or limit continued compliance with any Environmental Law, Occupational Safety and Health Law or Governmental Authorization; or (b) give rise to any investigatory, monitoring, remedial or corrective obligations pursuant to any Environmental Law or Occupational Safety and Health Law;

10.19	Compliance with Laws, Judgments and Governmental Authorizations

10.19.1
Without limiting the scope of any other representation in this Agreement, the Seller is in compliance in all material respects and has not violated in any material respect any, applicable Laws, Judgments, Governmental Authorizations applicable to the research, development, clinical testing, manufacture, sale, labeling, testing, distributing, handling of prescription samples, record-keeping, reporting, importing, exporting, advertising or promoting of the products of the Business or the ownership or use of the Transferred Undertakings of the Business. During the last 3 (Three) years, the Seller has not received with respect to the Business, the Transferred Undertakings of the Business, any notice or other communication from any Governmental Authority or any other Person regarding any actual, alleged or potential violation of, or failure to comply with, any applicable Law, Judgment, Governmental Authorization, any actual or threatened revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization, or any actual, alleged or potential obligation on the part of the Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature or any actual or potential obligation on the part of the Seller to perform a sample collection.

Business Transfer Agreement

10.19.2
The Governmental Authorizations listed in Annexure 18 of the Seller Disclosure Schedule sets forth all of the material Governmental Authorizations necessary to conduct the Business lawfully in the manner in which the Seller currently conducts the Business and to permit the Seller to own and use the Transferred Undertakings of the Business in the manner in which they currently own and use such assets. The Seller holds all such Governmental Authorizations, and all of such Governmental Authorizations are valid and in full force and effect. The Seller has not been informed in writing by any Governmental Authority that it intends to limit, suspend or revoke any of such Governmental Authorizations or change the marketing classification or labeling of any products of the Business.

10.19.3
The Seller is in compliance in all respects and have not violated in any respect, all of the conditions set out in the Essentiality Certificates issued by the Directorate of Industries, Government of Himachal Pradesh and that to the knowledge of the Seller no cause has arisen which entitles the Government of Himachal Pradesh to resume the land parcels acquired by the Company.

10.19.4
To the Knowledge of the Seller, no director, officer, employee or agent of the Seller is subject to any Judgment that prohibits such director, officer, employee or agent from engaging in or continuing any conduct, activity or practice relating to the Business.

10.20	Regulatory Compliance

10.20.1
The products of the Business that are subject to the jurisdiction of the Product Laws have been and are being developed, tested, manufactured, stored and transported in compliance in all material respects with all applicable Product Laws.

10.20.2
The Seller is not subject to, nor does the Seller have Knowledge of facts or circumstances reasonably likely to cause, any obligation arising under an administrative or regulatory action status, warning letter, notice of violation letter, or other written notice from any Governmental Authority with respect to the Business, the Transferred Undertakings of the Business or the Assumed Liabilities.

10.20.3
The operation of the Business is in compliance in all material respects with all applicable Laws in which the product is sold, marketed or distributed relating to the promotion of pharmaceutical products, and the Seller has not received any written or oral notice of any violation of any Law applicable to the operation of the Business or the ownership of the Transferred Undertakings of the Business or applicable Laws relating to the promotion of pharmaceutical products in those jurisdictions in which the products of the Business are sold, marketed or distributed.

Business Transfer Agreement

10.20.4
The Seller has not been notified in writing of any material failure (or any material investigation with respect thereto) by them or any licensor, licensee, partner or distributor to comply with, or maintain systems and programs to ensure compliance with, any applicable Laws, including pertaining to programs or systems regarding product quality (including Good Manufacturing Practices requirements), notification of facilities and products, corporate integrity, advertising, sales and marketing, pharmacovigilance and conflict of interest, Good Laboratory Practices requirements, Good Clinical Practices requirements, establishment registration and product listing requirements, requirements applicable to the debarment of individuals, requirements applicable to the conflict of interest of clinical investigators and adverse drug reaction reporting and medical device reporting requirements, in each case with respect to any products of the Business. This includes without limitation FDA Form 483s, warning letters, untitled letters, consent decrees, seizures, injunctions, and criminal prosecutions, and similar notifications and actions by any Governmental Authority.

10.20.5
The Seller has not been notified in writing of any material failure (or any material investigation with respect thereto) by them or any licensor, licensee, partner or distributor to have at all times complied with their obligations to report accurate pricing information for the products of the Business to a Governmental Authority and to pricing services relied upon by a Governmental Authority or other payors for such products.

10.20.6
No product or product candidate manufactured, tested, distributed, held or marketed by the Seller with respect to the Business has been recalled, withdrawn, suspended or discontinued (whether voluntarily or otherwise). No Proceedings (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any such product or product candidate or pre-market approvals or marketing authorizations are pending, or to the Knowledge of Seller, threatened, against the Seller, nor have any such Proceedings been pending at any time.

10.20.7
Neither the Seller nor to the knowledge of the Seller any of its respective directors, officers, Business Employees or agents has with respect to any product that is manufactured, tested, distributed, held or marketed by the Seller in respect of the Business made an untrue statement of a material fact or fraudulent statement to any Governmental Authority, failed to disclose a material fact required to be disclosed to any Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for a Governmental Authority to take any action or initiate any Proceeding pertaining to the provision of fraudulent, untrue or other similarly inappropriate statements or information to such Governmental Authority.

Business Transfer Agreement

10.20.8
The Seller has not received, any written notification that remains unresolved, from any Government Authorities indicating that any product of the Business is unapproved, misbranded or adulterated. The Seller has manufactured, processed, packaged, labeled, stored, shipped and otherwise handled all products of the Business in compliance in all material respects with all applicable Laws and none of such products is unapproved, misbranded or adulterated.

10.20.9	The Seller has not breached any of the conditions specified under Central Capital Investment Subsidy Scheme, 2003.

10.20.10	The Seller has complied with its export and current obligations under the EPGC.

10.21	Promotional Practices

10.21.1
The Seller has not, in connection with the Business, to obtain or retain business, directly or indirectly offered, paid, or promised to pay, or authorized the payment of, any commission payment or any other money or other thing of value (including any fee, gift, sample, travel expense, or entertainment) payable, to:

(a)	any Person who is an official, officer, agent, employee or representative of any Governmental Authority, or any existing or prospective customer (whether government-owned or non-government-owned);

(b)	any political party or official thereof;

(c)	any candidate for political or political party office; or

(d)	any other individual or entity;

while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual or any entity affiliated with such customer, political party or official, or political office.

10.21.2
Each transaction related to the Business or the Transferred Undertakings of the Business is, in all material respects, properly and accurately recorded on the books and records of the Seller, as applicable, and each document on which entries in the Seller’s books and records are based is complete and accurate in all material respects. The Seller maintains a system of internal accounting controls adequate to ensure that the Seller maintains no off-the-books accounts and that the Seller’s assets are used only in accordance with the Seller’s management directives.

10.21.3
Except as set forth in Clause 10.21 of the Seller Disclosure Schedule, in respect of the Business, neither the Seller nor any of its Affiliates has at any time engaged in the sale, purchase, import, export, re-export or transfer of products or services, either directly or indirectly, to or from Myanmar, Cuba, Iran, North Korea, Sudan or Syria (the “Certain Nations”) or been a party to or beneficiary of any franchise, license, management or other Contract with any Person, either public or private, in the Certain Nations or been a party to any investment, deposit, loan, borrowing or credit arrangement or involved in any other financial dealings, with any Person, either public or private, in the Certain Nations.

Business Transfer Agreement

10.22	Information and Disclosure

No representation or warranty of the Seller in this Agreement, and no statement made by the Seller in the Seller Disclosure Schedule or any certificate, instrument or other document delivered by or on behalf of the Seller pursuant to this Agreement, contains or shall contain any untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, when read together and in light of the circumstances in which they were made, not misleading. The Seller does not have any Knowledge of any fact or circumstance that has specific application to the Seller or the Business that could have a Material Adverse Effect that has not been set forth in this Agreement or the Seller Disclosure Schedule.

10.23	Legal Proceedings

Annexure 10 of the Seller Disclosure Schedule sets forth an accurate and complete list of all pending Proceedings: (a) by or against the Seller or any of its Affiliates; (b) to the Seller’s Knowledge, by or against any of the directors of the Seller in their capacities as such that otherwise relate to or could reasonably be expected to materially impact or affect the Business or the Transferred Undertakings of the Business; or (c) that challenge, or that may materially prevent, delay, make illegal or otherwise materially interfere with, any of the transactions contemplated by this Agreement. To the knowledge of the Sellers, no other such Proceeding has been threatened, and no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding. The Seller has delivered to the Purchaser accurate and complete copies of all pleadings relating to such Proceedings. No official investigation or inquiry, by a Governmental Authority or otherwise, concerning the Seller is in progress or is pending and to the knowledge of the Seller is not aware of any circumstances which are likely to give rise to any such Proceeding. There is no Judgment impacting or affecting the Business or the Transferred Undertakings of the Business.

10.24	Customers and Suppliers

10.24.1
Annexure 11 of the Seller Disclosure Schedule sets forth an accurate and complete list of: (a) the names and addresses of all customers and distributors that ordered products of the Business from the Seller with an aggregate value for each such customer or distributor of INR 1,000,000 (Indian Rupee One Million) or more during the 12 (twelve) month period ended 31 March 2011; and (b) the amount for which each such customer or distributor was invoiced during such period. The Seller has not received any written notice and to the Seller’s Knowledge, no significant customer or distributor of the Seller: (A) has ceased, or shall cease, to buy the products of the Business; (B) has substantially reduced, or shall substantially reduce, the purchase of products of the Business; or (C) has sought, or is seeking, to reduce the price it shall pay for products of the Business, including in each case after the consummation of the transactions contemplated by this Agreement. All sales made to customers and distributors in the past year have been made in the Ordinary Course of Business and the Seller has not increased its level of sales during such period in such a manner as to increase the amount of accounts receivable for conversion into cash prior to the Closing or decrease the demand for the products of the Business in the distribution chain of customers or distributors following the Closing.

Business Transfer Agreement

10.24.2
Annexure 11 of the Seller Disclosure Schedule sets forth an accurate and complete list of: (a) the names and addresses of all suppliers from which the Seller ordered raw materials, supplies, merchandise and other goods and services for the Business with an aggregate purchase price for each such supplier of INR 500,000 (Indian Rupee Five Hundred Thousand) or more during the 12 (twelve) month period ended 31 March 2011; and (b) the amount for which each such supplier invoiced the Seller during such period. The Seller has not received any written notice of, and to the Seller’s Knowledge, there have not been any material adverse changes in the price of such raw materials, supplies, merchandise or other goods or services. The Seller does not have any reason to believe that any supplier would not sell raw materials, supplies, merchandise and other goods and services to the Purchaser at any time after the Closing on terms and conditions similar to those used in its current sales to the Seller, subject to general and customary price increases.

10.25	Products; Product Warranty

10.25.1
Annexure 16 of the Seller Disclosure Schedule sets forth a list of all products of the Business that have been, currently are being, developed, manufactured, sold, marketed or distributed by the Seller, its third party manufacturers or other agents.

10.25.2
Each product of the Business manufactured, sold or delivered by the Seller has been in conformity, in all material respects, with all applicable contractual commitments and all express and implied warranties, and the Seller has no Liability (and, to the Seller’s Knowledge, no event has occurred or circumstance exists that could reasonably be expected to give rise to any Proceeding, claim or demand against the Seller giving rise to any Liability) for damages in connection therewith.

10.25.3	In last 24 (twenty four) month period since 1 January 2008, have the returns of the products of the Business ever exceeded 1% (one percent) of gross sales of the products of the Business.

10.26	Product Liability

To the knowledge of the Seller, the Seller does not have any known Liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product of the Business manufactured, sold or delivered by the Seller or the Seller’s third party manufacturers.

10.27	Insurance

Annexure 14 of the Seller Disclosure Schedule sets forth an accurate and complete list of all certificates of insurance, binders for insurance policies and insurance maintained by the Seller related to the Business, including under third party manufacturing agreements, or under which the Seller has been the beneficiary of coverage at any time within the past 5 (five) years. The Seller maintains commercial general liability insurance with a combined single limit of liability not less than the Indian Rupee equivalent of USD 5,000,000 (United States Dollar Five Million) and has made available to the Purchaser certificates of such insurance from each insurance carrier showing that such insurance is in full force and effect. The Seller is not in default under any provision contained in any such insurance policy relating to the Business which would have a material adverse effect upon the ability of the insured to collect insurance proceeds under such policy. The Seller has no Knowledge of any threatened termination of with respect to, any such certificate of insurance, binder or policy. There are no claims made by the Seller in connection with the insurance policies obtained by the Seller within the past 3 (Three) years. The Seller has not failed to give in a timely manner any notice of any claim that may be insured under any certificate of insurance, binder or policy required to be listed on Annexure 14 of the Seller Disclosure Schedule and there are no outstanding claims which have been denied or disputed by the insurer. The Seller maintains, and at all times during the past 3 (three) years has maintained, in full force and effect, certificates of insurance, binders and policies of such types and in such amounts and for such risks, casualties and contingencies as is reasonably adequate to fully insure the Seller against insurable losses, damages, claims and risks to or in connection with the Business or the Transferred Undertakings, including policies related to the funding of the Business Employee Plans.

Business Transfer Agreement

10.28	Related Party Transactions

No Promoter or director of the Seller or Affiliate of the Seller, (a) owns, or during the past 3 (three) years has owned, directly or indirectly, whether on an individual, joint or other basis, any interest in: (i) any property or asset, real, personal or mixed, tangible or intangible, used in or pertaining to the Business; (ii) any Person that has had business dealings or a financial interest in any transaction with the Seller; or (iii) any Person that is a supplier, customer, distributor or competitor of the Seller except for securities having no more than 1% (one percent) of the outstanding voting power of any such supplier, customer, distributor, or competing business which are listed on any national securities exchange; (b) has had, during the past 3 (three) years, business dealings or a financial interest in any transaction with the Seller, other than, in the Ordinary Course of Business; or (c) serves as an officer, director or employee of any Person that is a supplier, customer, distributor, or competitor of the Seller.

10.29	Solvency

The Seller is not insolvent or unable to pay its debts nor has any insolvency proceedings of any character, including without limitation bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting the Business, been presented by the Seller or resolution passed or notice in writing of the same been received by the Seller in this behalf, nor has the Seller appointed, or received or sent any written notice for the appointment of, a liquidator or provisional liquidator or administrator to the Business.

11	REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser and Purchaser Parent severally and jointly represent and warrant to the Seller that as of the Effective Date and as of the Closing Date the statements set forth in this Clause 11 are true and correct.

11.1	Organization and Good Standing

It is a company duly organized and validly existing under the Laws of India.

11.2	Authority and Enforceability

It has all requisite company power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Purchaser and Purchaser Parent. This Agreement constitutes the valid and binding obligation of the Purchaser and Purchaser Parent, enforceable against the Purchaser and Purchaser Parent in accordance with its terms.

Business Transfer Agreement

11.3	No Conflict

Neither the execution, delivery and performance of this Agreement by the Purchaser and Purchaser Parent, nor the consummation of the transactions contemplated hereby or thereby, shall: (a) directly or indirectly (with or without notice, lapse of time or both), conflict with, result in a breach or violation of, constitute a default under, give rise to any right of revocation, withdrawal, suspension, acceleration, cancellation, termination, modification, imposition of additional obligations or loss of rights under, result in any payment becoming due under, or result in the imposition of any Encumbrances on any of the properties or assets of the Purchaser or Purchaser Parent under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under: (i) the articles of association or memorandum of association of the Purchaser or any resolutions adopted by the shareholders or board of directors of the Purchaser; (ii) charter documents or constitution documents or any resolutions adopted by the shareholders or board of directors of the Purchaser Parent (ii) any Contract to which the Purchaser or Purchaser Parent is a party, by which the Purchaser or Purchaser Parent is bound or to which any of its properties or assets is bound or affected or pursuant to which the Purchaser or Purchaser Parent is an obligor or beneficiary; or (iii) any Law, Judgment or Governmental Authorization applicable to the Purchaser or Purchaser Parent or any of their properties or assets or (b) require the Purchaser or Purchaser Parent to obtain any Consent or Governmental Authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person.

11.4	Legal Proceedings

There is no Proceeding pending or to the knowledge of the Purchaser or Purchaser Parent threatened against the Purchaser or Purchaser Parent that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.

11A	PURCHASER PARENT ACKNOWLEDGMENT

The Purchaser Parent acknowledges that the Purchaser has been incorporated at the directions of the Purchaser Parent and as on the Effective Date, all Directors on the board of directors of the Purchaser are representatives of the Purchaser Parent. The Purchaser Parent shall ensure that within 30 (thirty) Business Days from the Effective Date, it shall capitalize the Purchaser, such that the Purchaser owns and controls not less than 98% (ninety eight percent) of the paid up share capital of the Purchaser. The Purchaser Parent shall ensure that the Purchaser complies with its obligations under this Agreement till the date of Closing.

Business Transfer Agreement

12	INDEMNITY BY THE PURCHASER

12.1
The Purchaser shall indemnify and hold harmless the Seller and its directors, officers, equity owners, employees, agents, consultants and other advisors and representatives (collectively, the “Seller Indemnified Parties”) from and against, and shall pay to the Seller the monetary value of, any and all Losses incurred or suffered by the Seller Indemnified Parties directly or indirectly arising out of, relating to or resulting from any of the following:

12.1.1
products of the Business that were sold after the Closing and returned or claimed for credit by any customer or distributor within the first 12 (twelve) months after the Closing Date including but not limited to cost of replacement or returns of products of the Business;

12.1.2
any inaccuracy in or breach of any representation or warranty of the Purchaser contained in this Agreement, or in any certificate, instrument or other document delivered by or on behalf of the Purchaser pursuant to this Agreement;

12.1.3
any non-fulfillment, non-performance or other breach of any material covenant or agreement of the Purchaser contained in this Agreement, or in any certificate, instrument or other document delivered by or on behalf of the Purchaser pursuant to this Agreement;

12.1.4	any Assumed Liability;

12.1.5	use of Corporate Name, licenses and registration in the name of the Seller;

12.1.6	bank guarantees listed in Schedule 14 of this Agreement entered into by the Seller in respect of the Business or the Transferred Undertakings.

13	INDEMNITY BY THE SELLER

13.1	Indemnification by the Seller

Subject to limitations set out in Clause 13.5, the Seller shall indemnify and hold harmless the Purchaser and its directors, officers, equity owners, employees, agents, consultants and other advisors and representatives (collectively, the “Purchaser Indemnified Parties”) from and against, and shall pay to the Purchaser the monetary value of, any and all Losses incurred or suffered by the Purchaser Indemnified Parties directly or indirectly arising out of, relating to or resulting from any of the following:

13.1.1
any inaccuracy in or breach of any representation or warranty of the Seller contained in this Agreement, or in any certificate, instrument or other document delivered by or on behalf of the Seller pursuant to this Agreement;

13.1.2
any non-fulfillment, non-performance or other breach of any material covenant or agreement of the Seller contained in this Agreement or in any certificate, instrument or other document delivered by or on behalf of the Seller pursuant to this Agreement;

13.1.3	any Excluded Liability;

13.1.4
any loss in terms of additional capital expenditure incurred by the Purchaser for any delay or stoppage of development work or capital expansion plan in Category Land 2 and Category Land 3 on account of failure to obtain necessary Governmental Authorities to undertake such development work.

Business Transfer Agreement

13.2	Claim Procedure

13.2.1
A Party that seeks indemnity under this Clause 13 and Clause 12 (an “Indemnified Party”) shall give written notice (“Claim Notice”) to the Party from whom indemnification is sought (an “Indemnifying Party”) containing: (a) a description and, if known, the estimated amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party; (b) a reasonable explanation of the basis for the Claim Notice to the extent of the facts then known by the Indemnified Party; and (c) a demand for payment of those Losses.

13.2.2	Within 30 (thirty) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall either:

(a)	agree that the Indemnified Party is entitled to receive all of the Losses at issue in the Claim Notice; or

(b)
dispute the Indemnified Party’s entitlement to indemnification by delivering to the Indemnified Party a written notice (an “Objection Notice”) setting forth in reasonable detail each disputed item, the basis for each such disputed item and certifying that all such disputed items are being disputed in good faith.

13.2.3
If the Indemnifying Party fails to take either of the foregoing actions within 30 (thirty) days after delivery of the Claim Notice, then the Indemnifying Party shall be deemed to have irrevocably accepted the Claim Notice and the Indemnifying Party shall be deemed to have irrevocably agreed to pay the Losses at issue in the Claim Notice.

13.2.4
If the Indemnifying Party delivers an Objection Notice within 30 (thirty) days of the delivery of the Claim Notice, the Indemnified Party and the Indemnifying Party shall attempt in good faith, for a period of at least 30 (thirty) days, to agree upon the rights of the respective parties with respect to each of such claims and the Losses at issue. If no such agreement can be reached after good faith negotiation and after 30 (thirty) days from the date of delivery of an Objection Notice, then either the Purchaser or the Seller may demand arbitration of the matter unless the amount of the Losses is at issue in a pending Third Party Claim, in which event arbitration shall not be commenced until either such amount is finally determined pursuant to a final, non-appealable Judgment, or both the Purchaser and the Seller agree to arbitration, and in either such event the matter shall be settled by binding arbitration in accordance with the provisions of Clause 16.

13.2.5	Any indemnification pursuant to this Clause 13 and Clause 12 shall be effected by wire transfer of immediately available funds to an account designated by the Indemnified Party.

13.2.6
The foregoing indemnification payments shall be made within 5 (five) Business Days after the date on which: (a) the amount of such payments are determined by mutual agreement of the Parties; (b) the amount of such payments are determined pursuant to Clause 13.2.3 if an Objection Notice has not been timely delivered in accordance with Clause 13.2.2; or (c) both such amount and the Indemnifying Party’s obligation to pay such amount have been finally determined by a final Judgment of a court or other tribunal having jurisdiction over such Proceeding as permitted by Clause 16.2 if an Objection Notice has been timely delivered in accordance with Clause 13.2.2.

Business Transfer Agreement

13.2.7
Notwithstanding anything contained in this Agreement, the Indemnifying Party shall not be liable to pay for any Loss suffered by the Indemnified Party under this Agreement, the amount of which is less than INR 10,000,000 (Rupees Ten million only) for a single incident of Loss (“Qualifying Loss”), provided that Losses directly relating to a series of connected matters shall be aggregated for the purpose of calculating the threshold for a Qualifying Loss. The Indemnifying Party shall not be liable to pay any amount as indemnity until the sum of all Qualifying Losses reaches 10,000,000 (Rupees Ten million Only) (“Payment Threshold”), after which the Indemnifying Party would become liable to pay for all Losses totalling to the Payment Threshold and for any Qualifying Loss thereafter.

13.2.8
Notwithstanding anything contained in this Agreement, the Parties agree that the indemnification obligations of the Seller under this Agreement shall not, in any event, exceed 75% (Seventy Five percent) of the Cash Consideration. However, the liability of the Seller for inaccurate representations and warranties under Clauses 11.1 and 11.2 of this Agreement shall be without limitation as to time or amounts as set out anywhere in this Agreement.

13.3	Third Party Claims

13.3.1
If the Indemnified Party seeks indemnity under this Clause 12 or Clause 12 in respect of, arising out of or involving a claim or demand, whether or not involving a Proceeding, by another Person not a party to this Agreement (a “Third Party Claim”), then the Indemnified Party shall include in the Claim Notice: (a) notice of the commencement or allegation of any Proceeding relating to such Third Party Claim within 30 (thirty) days after the Indemnified Party has received written notice of the commencement of the Third Party Claim; and (b) the allegation constituting the basis for such Third Party Claim and the amount of the damages claimed by the other Person, in each case to the extent known to the Indemnified Party. Notwithstanding the foregoing, no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any Liability or obligation under this Agreement except to the extent the Indemnifying Party has suffered actual Losses directly caused by the delay or other deficiency.

13.3.2
Subject to the provisions of Clause 13.3.3, within 30 (thirty) days after the Indemnified Party’s delivery of a Claim Notice under this Clause 13.3, the Indemnifying Party may assume control of the defense of such Third Party Claim by giving to the Indemnified Party written notice of the intention to assume such defense but if and only if the Indemnifying Party further:

(a)
acknowledges in writing to the Indemnified Party that any Losses that may be assessed in connection with the Third Party Claim assuming without admitting the facts on the basis of which such claim is made are correct, constitute Losses for which the Indemnified Party shall be indemnified pursuant to this Clause 13 or Clause 12, as the case may be;

Business Transfer Agreement

(b)	retain counsel for the defense of the Third Party Claim reasonable satisfactory to the Indemnified Party.

However, in no event may the Indemnifying Party assume or maintain control of the defense of any Third Party Claim: (i) involving criminal liability of the Indemnified Party, (ii) in which an order, injunction or other equitable relief for other than monetary damages against the Indemnified Party is sought which the Indemnified Party reasonably determines, after conferring with its counsel, cannot be separated from any related claim for monetary damages; or (iii) in which the outcome of any Judgment or settlement in the matter could adversely affect the Indemnified Party’s Tax Liability (collectively, clauses (i), (ii) and (iii), the “Special Claims”). An Indemnifying Party shall lose any previously acquired right to control the defense of any Third Party Claim if for any reason the Indemnifying Party ceases to actively, competently and diligently conduct the defense.

13.3.3
The Indemnified Party shall have the right to (a) participate in the defense of a Third Party Claim if the Indemnified Party notifies the Indemnifying Party that the Indemnified Party desires for any reason to participate in the defense of a Third Party Claim or; (b) control the defense of a Third Party Claim only if the Indemnifying Party does not assume control of the defense of a Third Party Claim in compliance with Clause 13.3.2. If the Indemnified Party controls the defense on account of the Indemnifying Party not assuming the defense of a Third Party Claim (excluding any Special Claim), the Indemnifying Party agrees to pay to the Indemnified Party promptly upon demand from time to time all reasonable attorneys’ fees and other costs and expenses of defending the Third Party Claim. If the Indemnified Party participates in the defense of the Third Party Claim (including any Special Claim) pursuant to Clause 13.3.3(a), the Indemnified Party shall participate at its own expense and the Indemnified Party’s attorneys’ fees and other costs and expenses of defending the Third Party Claim shall not be considered Losses. To the extent that the Third Party Claim does not constitute a Special Claim, the Party not controlling the defense (the “Non-controlling Party”) may participate therein at its own expense. The Party controlling the defense (the “Controlling Party”) shall reasonably advise the Non-controlling Party of the status of the Third Party Claim and the defense thereof and, with respect to any Third Party Claim that does not relate to a Special Claim, the Controlling Party shall consider in good faith recommendations made by the Non-controlling Party. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Claim and related Proceedings (including copies of any summons, complaint or other pleading which may have been served on such Party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist in the defense of the Third Party Claim.

13.3.4
If the Indemnified Party is controlling the defense of a Third Party Claim, the Indemnified Party shall not agree to any compromise or settlement of, or the entry of any Judgment arising from, the Third Party Claim without prior notice to and Consent of the Indemnifying Party, which Consent shall not be unreasonably withheld, delayed or conditioned. All amounts paid or payable under such settlement or Judgment are Losses that the Indemnifying Party owes to the Indemnified Party under this Clause 12 or Clause 12. The Indemnified Party shall not agree to any compromise or settlement of, or the entry of any Judgment arising from, or the admission of any Liability regarding, the Third Party Claim without the prior written Consent of the Indemnifying Party, which Consent the Indemnifying Party shall not unreasonably withhold, delay or condition. The Indemnifying Party shall have no Liability with respect to any compromise or settlement of, or the entry of any Judgment arising from, any Third Party Claim effected without its Consent.

Business Transfer Agreement

13.4	Survival of Representations and Warranties

13.4.1
All representations and warranties contained in this Agreement shall survive the Closing, irrespective of any facts known to any Indemnified Party at or prior to the Closing or any investigation at any time made by or on behalf of any Indemnified Party, for a period of 30 (thirty) months from the Closing Date; provided, however, that the representations and warranties set forth in Clause 10.1 (Organization and Good Standing), Clause 10.2 (Authority and Enforceability) and Clause 10.3 (No Conflict), shall survive indefinitely.

13.4.2
All claims for indemnification under Clause 13.1.1 must be asserted prior to the expiration of the applicable survival period set forth in Clause 13.4.1; provided, however, that if an Indemnified Party delivers to an Indemnifying Party, before expiration of the applicable survival period of a representation or warranty as set forth in Clause 13.4.1, either a Claim Notice based upon a breach of any such representation or warranty, or a notice that, as a result of a claim or demand made by a Person not a party to this Agreement, the Indemnified Party reasonably expects to incur Losses, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the claim with respect to which such notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party.

13.5	Limitations on Liability

Notwithstanding any provision in this Agreement to the contrary, subject to the terms of Clause 13.2, the Parties agree that (A) if at any time following the Effective Date, any Person files a Proceeding alleging that the development, manufacturing, use, import or sale of a product of the Business infringes the Intellectual Property rights of such Person, (i) the Seller shall be responsible for the portion of any damages awarded in any Judgment (or agreed in any settlement of such Proceeding) that correspond to the amount of any sales of the applicable product of the Business made by the Seller, distributors or licensees prior to the Closing, (ii) the Purchaser shall be responsible for the portion of any damages awarded in any Judgment (or agreed in any settlement of such Proceeding) that correspond to the amount of any sales of the applicable product of the Business made by the Purchaser, distributors or licensees on or after the Closing, and (iii) the costs and expenses of defending such Proceeding shall be allocated between the Seller and the Purchaser in proportion to the amount of damages allocated between the Seller and the Purchaser pursuant to this Clause 13.5.1.

13.6	Exclusive Remedy

Following the Closing, (a) claims for indemnification pursuant to this Clause 12 and (b) claims for specific performance or any other equitable remedies of the covenants and obligations of the other Party under this Agreement and the Ancillary Agreements, shall, collectively, be the sole and exclusive remedies for claims and damages available to the Parties and their respective Affiliates for breach of this Agreement; provided, however, that the limitations set forth in this Clause 13.2 shall not apply to claims for common law fraud or willful misconduct.

Business Transfer Agreement

13.7	Knowledge

Each representation and warranty contained in Clause 10 is made by the Seller subject to the matters disclosed in the Seller Disclosure Schedule with respect to such representation and warranty, and no other information relating to the Seller (including the Business) of which the Purchaser has actual knowledge and no investigation by or on behalf of the Purchaser or any of their respective agents, representatives, officers, employees or advisors, shall prejudice any Claim made by the Purchaser under Clause 10 or operate to reduce any amount recoverable thereunder. For the avoidance of doubt it is hereby clarified that, in no event, shall the Purchaser be entitled to a Claim with respect to matters disclosed in the Seller Disclosure Schedule, unless they form the subject matter of a specific item listed under Clause 13.1.4.

14	TERMINATION

14.1	Termination Events

This Agreement may be terminated:

14.1.1	Prior to Closing by mutual Consent of the Purchaser and the Seller;

14.1.2	by the Purchaser if:

(a)
there has been a material breach of any of the Seller’s representations, warranties, covenants or agreements contained in this Agreement, which would result in the failure of a condition set forth in Clause 5.1, and which breach has not been cured or cannot be cured within 30 (thirty) days after the notice of the breach from the Purchaser and the Purchaser is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(b)	there has been a Material Adverse Effect prior to Closing;

14.1.3	by the Seller or Purchaser, if the Closing has not occurred on or before the Long Stop Date;

14.1.4
by either the Purchaser or the Seller if any Governmental Authority has issued a non-appealable final Judgment or taken any other non-appealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

14.1.5
by the Seller if there has been a material breach of any of the Purchaser’s representations, warranties, covenants or agreements contained in this Agreement, and which breach has not been cured or cannot be cured within 30 (thirty) days after the notice of the breach from the Seller and the Seller is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

Business Transfer Agreement

14.2	Effect of Termination

The Parties’ rights of termination under Clause 14.1 are in addition to any other rights they may have under this Agreement or otherwise, and the exercise of such rights of termination is not an election of remedies. If this Agreement is terminated pursuant to Clause 14.1, this Agreement and all rights and obligations of the Parties under this Agreement automatically end without Liability against any of the Parties or its Affiliates, except that: Clause 9.2 (Public Announcements), Clause 15 (Confidentiality), Clause 16 (Governing Law and Arbitration), Clause 17 (Miscellaneous) (except for Clause 17.6 (Specific Performance)), and this Clause 14.2 shall remain in full force and survive any termination of this Agreement.]

15	CONFIDENTIALITY

15.1	General Obligation

Beginning on the Effective Date, each Party agrees and undertakes that it shall not reveal, and shall use its reasonable efforts to ensure that its directors, officers, managers, employees (including those on secondment), Affiliates, legal, financial and professional advisors, bankers and sources of funding (collectively, “Representatives”) to whom Confidential Information is made available do not reveal, to any third party any Confidential Information nor use such Confidential Information for any purpose other than the express reason such Confidential Information was provided, without the prior written consent of the concerned disclosing Party. The term “Confidential Information” as used in this Agreement means: (a) any information concerning the organization, business, Intellectual Property, technology, trade secrets, know-how, finance, transactions or affairs of the disclosing Party or any of their respective Representatives (whether conveyed in written, oral or in any other form and whether such information is furnished before, on or after the Closing Date); (b) any information whatsoever concerning or relating to: (i) any dispute or Claim arising out of or in connection with this Agreement; or (ii) the resolution of such Claim or dispute; and (c) any information or materials prepared by or for a Party or its Representatives that contain or otherwise reflect, or are generated from, Confidential Information.

15.2	Exceptions

The provisions of Clause 15.1 above shall not apply to:

15.2.1
disclosure of Confidential Information that is or comes into the public domain or becomes generally available to the public other than through the act or omission of or as a result of disclosure by or at the direction of a Party or any of its Representatives in breach of this Agreement;

15.2.2
disclosure, after giving prior notice to the other Parties to the extent practicable under the circumstances or permissible by Law and subject to any practicable arrangements to protect confidentiality, to the extent required under applicable Laws or governmental regulations or judicial process or generally accepted accounting principles applicable to any Party;

Business Transfer Agreement

15.2.3	Confidential Information acquired independently by a Party from a third party source not obligated to the Party disclosing Confidential Information to keep such information confidential;

15.2.4
Confidential Information already known or already in the lawful possession of the Party receiving Confidential Information as of the date of its disclosure by the Person disclosing such Confidential Information;

15.2.5	Disclosure to a Governmental Authority, mediator or arbitrator solely to the extent necessary to enforce its rights (including remedies) under this Agreement; and

15.2.6	disclosure by a Party to any of its Representatives, provided that such Representative is bound by confidentiality obligations no less restrictive than those set forth herein.

16	GOVERNING LAW AND ARBITRATION

16.1	Governing Law

The internal laws of India shall, without giving effect to any choice or conflict of law principles, govern all matters arising out of or relating to this Agreement and all of the transactions it contemplates, including its validity, interpretation, construction, performance and enforcement and any disputes or controversies arising therefrom or related thereto.

16.2	Arbitration

16.2.1
All controversies, disputes or claims arising out of or relating in any way to this Agreement or the transactions contemplated hereunder, including any dispute as to the existence, validity, performance, breach or termination hereof or thereof, (each, a “Dispute”) that cannot be resolved among such Parties within 30 (thirty) days from the date that such Dispute arose, or such extended period as such Parties may agree, shall be referred to binding arbitration at the written request of any Party (a “Dispute Notice”) in accordance with the rules of the Singapore International Arbitration Centre (“SIAC”). The number of arbitrators shall be 3 (Three), of whom the Seller shall appoint 1 (One) arbitrator, the Purchaser shall appoint the other arbitrator and the 2 (Two) arbitrators so appointed shall appoint the 3rd (Third) arbitrator.

16.2.2	The arbitrators shall have power to award or enforce specific performance.

16.2.3	The location of the arbitration shall be in Singapore and the arbitration shall be conducted in the English language.

16.2.4	The arbitrators’ award shall be in writing and shall contain reasons for the decision.

16.2.5
The arbitrators’ award shall be binding on the Parties and the award shall be enforceable in any competent court of law. The non-prevailing party shall be required to bear the costs of the arbitration proceedings.

Business Transfer Agreement

16.2.6
Neither the existence of any Dispute nor the fact that any arbitration is pending hereunder shall relieve any of the Parties of their respective obligations under this Agreement. The pendency of Dispute in any arbitration proceeding shall not affect the performance of the obligations under this Agreement.

16.2.7	The provisions of Part I of (except Section 9) Arbitration and Conciliation Act, 1996 shall not apply.

17	MISCELLANEOUS

17.1	Notices

17.1.1
All notices and other communications under this Agreement must be in writing and are deemed duly delivered: (a) if delivered personally or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission by the transmitting equipment (or, the first Business Day following such transmission if the date of transmission is not a Business Day); in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a Party may designate by notice to the other Parties):

In the case of notices to the Seller / Promoters:

Address	:	37, Ujagar Industrial Estate,
Waman Tukaram Patil Marg,
Deonar, Mumbai - 400 088.
India.
Facsimile	:	+91-22-6703 1658
Attention	:	Mr. Mukund Mehta, Managing Director

In the case of notices to the Purchaser Parent:

Address	:	1925 W. Field Court, Suite 300,
Lake Forest, Illinois 60045
Facsimile	:	+1 - 800-943-3694
Attention	:	Raj Rai, Chief Executive Officer

with a copy to (which shall not constitute notice):

Address	:	Khaitan & Co.
One Indiabulls Centre, 13th Floor
841 Senapati Bapat Marg
Elphinstone Road
Mumbai 400 013, India
Facsimile	:	+91 22 6636 5050
Attention	:	Raj Rai (C/o Anand Mehta)

Business Transfer Agreement

In the case of notices to the Purchaser:

Address	:	101-104, Banaji House,
First Floor, Flora Fountain,
Fort, Mumbai 400 001
Facsimile	:	+1 - 800-943-3694
Attention	:	Raj Rai, Chief Executive Officer

with a copy to (which shall not constitute notice):

Address	:	Khaitan & Co.
One Indiabulls Centre, 13th Floor
841 Senapati Bapat Marg
Elphinstone Road
Mumbai 400 013, India
Facsimile	:	+91 22 6636 5050
Attention	:	Raj Rai (C/o Anand Mehta)

17.1.2	Either Party may, from time to time, change its address or representative for receipt of notices provided for in this Agreement by giving notice to the other Party.

17.2	Further Assurances

The Parties to this Agreement shall from time to time execute and deliver all such further documents and do all acts and things as the other Party may reasonably require to effectively carry on the full intent and meaning of the Agreement and to the complete the transactions contemplated hereunder.

17.3	Amendments

No modification or amendment to this Agreement shall be valid or binding unless made in writing and duly executed by or on behalf of each of the Parties.

17.4	Waiver and Remedies

The Parties may: (a) extend the time for performance of any of the obligations or other acts of the other Party; (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any certificate, instrument or document delivered pursuant to this Agreement; or (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such Party contained in this Agreement. Any such extension or waiver by any Party shall be valid only if set forth in a written document signed on behalf of the other Parties against whom the waiver or extension is to be effective. No extension or waiver shall apply at any time for performance, inaccuracy in any representation or warranty, or non-compliance with any covenant, agreement or condition, as the case may be, other than that which is specified in the written extension or waiver. No failure or delay by any Party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing between the Parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy. Any enumeration of a Party’s rights and remedies in this Agreement is not intended to be exclusive, and a Party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

Business Transfer Agreement

17.5	Assignment and Successors and No Third Party Rights

This Agreement binds and benefits the Parties and their respective heirs, executors, administrators, successors and assigns; provided, however, that (i) neither the Seller nor Promoters may prior to Closing assign any of their respective rights under this Agreement without the prior written Consent of the Purchaser and (ii) prior to the Closing, the Purchaser may not assign any of its rights under this Agreement without the prior written Consent of the Seller. Nothing expressed or referred to in this Agreement shall be construed to give any Person (including any Business Employees), other than the Parties, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Clause 17.5. Following the Closing, the Purchaser shall be entitled to assign any of its rights or obligations (including the benefit or any representations, warranties or indemnities) to any other Person and to hold the representations and warranties hereunder for the benefit of any other Person.

17.6	Specific Performance

The Parties agree that damages may not be an adequate remedy and the Purchaser shall be entitled to an injunction, restraining order, right for recovery, suit for specific performance or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain the Seller from committing any violation or enforce the performance of the covenants, representations and obligations contained in this Agreement. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Parties may have at law or in equity, including a right for damages.

17.7	Expenses

Except as otherwise provided in this Agreement, each Party shall pay its respective direct and indirect expenses incurred in connection with the preparation and negotiation of this Agreement including all fees and expenses of its advisors and representatives. If this Agreement is terminated, the obligation of each Party to pay its own expenses shall be subject to any rights of such Party arising from any breach of this Agreement by the other Party. However, it is agreed between the Parties that all Transfer Taxes and costs in relation to consummation of the transactions contemplated by this Agreement including the stamp duty costs on the Agreement shall be borne by the Purchaser.

17.8	Entire Agreement

This Agreement, including the documents and instruments referred to in this Agreement that are to be delivered at the Closing, constitutes the entire agreement of the Parties relating to the subject matter hereof and supersedes any and all prior agreements, including letters of intent and term sheets, either oral or in writing, between the Parties with respect to the subject matter herein.

Business Transfer Agreement

17.9	Partial Invalidity

If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid, illegal or unenforceable to any extent for any reason, including by reason of any law or regulation or government policy, the remainder of this Agreement and the application of such provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. Any invalid, illegal or unenforceable provision of this Agreement shall be replaced with a provision, which is valid and enforceable and most nearly reflects the original intent of the invalid, illegal or unenforceable provision.

17.10	Schedules and Exhibits

The Schedules (including the Seller Disclosure Schedule) and Exhibits to this Agreement are incorporated herein by reference and made a part of this Agreement.

17.11	Counterparts

This Agreement may be executed in multiple counterparts, each of which when so executed and delivered shall be deemed an original but all of which together shall constitute one and the same instrument and any Party may execute this Agreement by signing any one or more of such originals or counterparts. The delivery of signed counterparts by facsimile transmission or electronic mail in “portable document format” (“.pdf”) shall be as effective as signing and delivering the counterpart in person.

17.12	No Joint Venture

Nothing in this Agreement creates a joint venture or partnership between the Parties. This Agreement does not authorize any Party: (a) to bind or commit, or to act as an agent, employee or legal representative of, any other Party, except as may be specifically set forth in other provisions of this Agreement; or (b) to have the power to control the activities and operations of any other Party. The Parties are independent contractors with respect to each other under this Agreement. Each Party agrees not to hold itself out as having any authority or relationship contrary to this Clause 17.12.

17.13	Mutual Goodwill

This Agreement is entered into in a spirit of goodwill and the Parties covenant with each other that each Party shall render at all times all reasonable assistance in its power to facilitate successful implementation of this Agreement and/or provide any information or document in its possession, which the other Party may reasonably require for the purpose of this Agreement.

17.14	Purchaser Parent Obligation

The Parties acknowledge that the Purchaser is capable of performing its obligations under the Agreement, including having the necessary wherewithal to perform its financial obligations under this Agreement. However, in the event Purchaser, is unable to satisfy its financial obligations as contemplated in this Agreement, Purchaser Parent shall satisfy Purchaser’s financial obligations contemplated in this Agreement.

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Business Transfer Agreement

The Parties have caused this Agreement to be duly executed and delivered by their duly authorized representatives as of the day and year hereinabove written.

For KILITCH DRUGS (INDIA) LIMITED ______________________________________ By: Title: Authorized by resolution of the board of directors dated ___________________	For AKORN INDIA PRIVATE LIMITED ________________________________________ By: Title: Authorized by resolution of the board of directors dated ___________________
For AKORN, INC. ______________________________________ By: Title: Authorized by resolution of the board of directors dated ___________________	For NBZ PHARMA LIMITED ________________________________________ By: Title: Authorized by resolution of the board of directors dated ___________________
______________________________________ By: MUKUND MEHTA	________________________________________ By: PARESH MEHTA
______________________________________ By: PRATAPRAI MEHTA THROUGH MUKUND MEHTA Authorized by power of attorney dated	________________________________________ By: NEETA MEHTA THROUGH MUKUND MEHTA Authorized by power of attorney dated
_______________________________________ By: BHAVIN MEHTA THROUGH MUKUND MEHTA Authorized by power of attorney dated

Signature page to Business Transfer Agreement